EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Between

VALLEY RIDGE FINANCIAL CORP.

and

CHOICEONE FINANCIAL SERVICES, INC.

Dated as of April 25, 2006

3.27	Anticipated Changes	25
3.28	Reserve for Loan Losses	26
3.29	No Insider Trading	26
3.30	Continuity of Interest	26
3.31	ChoiceOne Common Stock	26
3.32	True and Complete Information	26
3.33	Truth and Completeness of Representations and Warranties	26
3.34	No Indemnification Claims	27
3.35	Agreements With Bank Regulators	27
3.36	Corporation-Related Persons	28
3.37	Loan Guarantees	28
3.38	Joint Ventures; Strategic Alliances	28
3.39	Policies and Procedures	28
3.40	Loan Origination and Servicing	29
ARTICLE IV - CERTAIN COVENANTS		29
4.1	Disclosure Statements	29
4.2	Conduct of Business Pending the Effective Time of the Merger	32
4.3	Dividends	35
4.4	Affiliates	36
4.5	Competing Proposals	36
4.6	Certification of Financial Statements	38
4.7	Termination of Employee Benefit Plans	38
ARTICLE V - ADDITIONAL AGREEMENTS		38
5.1	Registration Statement	38
5.2	Other Filings	38
5.3	Press Releases	38
5.4	Miscellaneous Agreements and Consents	39
5.5	Exchange of Financial Information	39
5.6	Investigation	39
5.7	Environmental Investigation	41
5.8	Bank Consolidation	42
5.9	Indemnification and Insurance	42
ARTICLE VI - CONDITIONS PRECEDENT TO MERGER		43
6.1	Renewal of Representations and Warranties, Etc	43
6.2	Opinions of Legal Counsel	44
6.3	Required Approvals	46
6.4	Order, Decree, Etc	46
6.5	Proceedings	47
6.6	Tax Matters	47
6.7	Registration Statement	47
6.8	Certificate as to Outstanding Shares	48
6.9	Change of Control Waivers	48
6.10	Fairness Opinions	48
6.11	Employment Agreements	48
6.12	Dissenter's Rights	48

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6.13	Book Value	48
ARTICLE VII - ABANDONMENT OF MERGER		48
7.1	Mutual Abandonment Prior to Effective Time of the Merger	48
7.2	Rights to Terminate	49
ARTICLE VIII - AMENDMENT AND WAIVER		50
8.1	Amendment	50
8.2	Waiver	50
8.3	Specific Enforcement	50
ARTICLE IX - MISCELLANEOUS		51
9.1	Liability After Termination	51
9.2	Termination of Representations and Warranties	51
9.3	Expenses	51
9.4	Termination Fee	52
9.5	Notices	54
9.6	Governing Law	54
9.7	Method of Consent or Waiver	55
9.8	Entire Agreement	55
9.9	No Assignment	55
9.10	Counterparts	55
9.11	Further Assurances; Privileges	55
9.12	Headings, Etc	55
9.13	Severability	55
9.14	Knowledge Defined	56
9.15	Material Adverse Effect Defined	56
9.16	Third Party Beneficiaries	56
9.17	Calculation of Dates and Deadlines	56

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AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger (the "Plan of Merger") is made as of April 25, 2006, between VALLEY RIDGE FINANCIAL CORP., a Michigan corporation ("Valley Ridge"), and CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation ("ChoiceOne").

                    ChoiceOne and Valley Ridge (sometimes individually referred to as a "Corporation" or collectively as the "Corporations") desire that Valley Ridge and ChoiceOne become affiliated in a strategic merger of equals. The affiliation would be effected through the merger of Valley Ridge with and into ChoiceOne in accordance with this Plan of Merger and in accordance with the Business Corporation Act of the State of Michigan, as amended (the "Michigan Act"). The transactions contemplated by and described in this Plan of Merger are referred to as the "Merger."

                    ChoiceOne is a bank holding company registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"). ChoiceOne has authorized capital stock consisting of 4,000,000 shares of common stock, ("ChoiceOne Common Stock") and 100,000 shares of preferred stock ("ChoiceOne Preferred Stock"). Each share of ChoiceOne Common Stock is entitled to one vote on all matters submitted for a vote of the shareholders. As of the date of this Plan of Merger, there were 1,654,656 shares of ChoiceOne Common Stock issued and outstanding and no shares of ChoiceOne Preferred Stock issued and outstanding. There are 30,414 shares of ChoiceOne Common Stock subject to outstanding options under the ChoiceOne Financial Services, Inc. Amended and Restated Stock Incentive Plan (the "ChoiceOne Option Plan"). The number of issued and outstanding shares of ChoiceOne Common Stock is not subject to change before the Effective Time of the Merger (as defined in Section 1.3 (Effective Time of the Merger)) except for shares issued pursuant to the ChoiceOne Option Plan, the ChoiceOne Financial Services, Inc. Dividend Reinvestment Plan, the ChoiceOne Financial Services, Inc. Directors' Stock Purchase Plan and the ChoiceOne Financial Services, Inc. Employees' Stock Purchase Plan and repurchases pursuant to arrangements associated with the ChoiceOne Financial Services, Inc. 401(k) and Employee Stock Ownership Plan (collectively the "ChoiceOne Permitted Issuances").

                    Valley Ridge is a bank holding company registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. Valley Ridge has authorized capital stock consisting of 1,500,000 shares of common stock, without par value ("Valley Ridge Common Stock"). Each share of Valley Ridge Common Stock is entitled to one vote on all matters submitted for a vote of the shareholders. As of the date of this Plan of Merger, there were 184,495 shares of Valley Ridge Common Stock issued and outstanding. There are 2,045 shares of Valley Ridge Common Stock subject to outstanding options under the Valley Ridge Financial Corp. Stock Incentive Plan of 1998 (the "Valley Ridge Option Plan"). The number of issued and outstanding shares of Valley Ridge Common Stock is not subject to change before the

Effective Time of the Merger except for shares issued pursuant to the Valley Ridge Option Plan (the "Valley Ridge Permitted Issuances").

                    The respective Boards of Directors of Valley Ridge and ChoiceOne each deems the Merger advisable and in the best interests of its respective corporation and shareholders. Valley Ridge and ChoiceOne have each adopted this Plan of Merger by resolutions duly adopted by their respective Boards of Directors. The Board of Directors of Valley Ridge has directed that this Plan of Merger be submitted to its shareholders for approval.

                    In consideration of the promises and the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:

ARTICLE I

THE TRANSACTION

                    Subject to the terms and conditions of this Plan of Merger, the Merger of Valley Ridge with and into ChoiceOne shall be carried out in the following manner:

          1.1          Approval of Plan of Merger. As soon as practicable, but in no event more than 60 days, after this Plan of Merger has been executed and delivered and the Registration Statement (as described in Section 3.12.1 (Document)) has become effective, Valley Ridge shall submit this Plan of Merger to its shareholders at a meeting properly called, noticed, and held for that purpose. At such meeting, and in any proxy materials used in connection with such meeting, Valley Ridge's Board of Directors shall recommend that its shareholders vote for approval of this Plan of Merger.

          1.2          The Closing. The Merger shall be consummated as promptly as possible after a closing (the "Closing"). The Closing shall be held at the offices of Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street, N.W., Grand Rapids, Michigan, on such date and at such time as may be mutually agreed by the parties, or in the absence of such agreement, on a date specified by either party upon 10 business days' written notice after the last to occur of the following events: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of this Plan of Merger by the shareholders of Valley Ridge. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent as set forth in Article VI. Upon completion of the Closing, Valley Ridge and ChoiceOne shall execute and deliver an appropriate certificate of merger in the form and as required by the Michigan Act (the "Certificate of Merger").

          1.3          Effective Time of the Merger. Subject to the terms and conditions of this Plan of Merger, the Merger shall be consummated as promptly as possible following the Closing by filing the Certificate of Merger in the manner required by law. The "Effective Time of the Merger" shall be a date and time to be specified in the Certificate of Merger, which shall be as soon as practicable, but not later than 3 business days, after the Closing.

          1.4          Merger of Valley Ridge with and into ChoiceOne. Valley Ridge shall be merged with and into ChoiceOne (each sometimes being referred to as a "Constituent Corporation" prior to the Merger) upon the filing of the Certificate of Merger with the Michigan Corporation and Securities Bureau as provided by the Michigan Act. At the Effective Time of the Merger, the Constituent Corporations shall become a single corporation, which shall be ChoiceOne (the "Surviving Corporation"). The Surviving Corporation shall have all of the rights, privileges, immunities, and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the Michigan Act.

          1.5          Effect of the Merger. From and after the Effective Time of the Merger, the effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act with respect to the merger of two domestic corporations where the surviving corporation will be subject to the laws of the State of Michigan.

          1.6          Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall determine that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Valley Ridge acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger, then Valley Ridge and its directors and officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and to otherwise carry out the purposes of this Plan of Merger. The directors and officers of the Surviving Corporation are fully authorized in the name of Valley Ridge to take any and all such action as may be contemplated by this Article.

          1.7          Surviving Corporation. Immediately after the Effective Time of the Merger, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

          1.7.1          Name. The name of the Surviving Corporation shall be a "ChoiceOne Financial Services, Inc."

          1.7.2          Articles of Incorporation. The Articles of Incorporation of ChoiceOne Financial Services, Inc. as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation without change.

          1.7.3          Bylaws. The Bylaws of ChoiceOne as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation without change.

          1.7.4          Directors. The directors of the Surviving Corporation are listed on Exhibit A.

          1.7.5          Officers. The officers of the Surviving Corporation are listed on Exhibit B.

ARTICLE II

CONVERSION AND EXCHANGE OF SHARES

          2.1          Conversion of Shares. At the Effective Time of the Merger, by virtue of the Merger:

          2.1.1          Conversion of Valley Ridge Common Stock. Except as otherwise provided in this Section 2.1 (Conversion of Shares), and subject to the provisions of Section 2.3 (No Fractional Securities) of this Plan of Merger, each share of Valley Ridge Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into that whole number of validly issued, fully paid, and nonassessable shares of ChoiceOne Common Stock determined by multiplying the number of shares of Valley Ridge Common Stock held of record by each Valley Ridge shareholder by the Conversion Ratio (defined below), subject to the rights, if any, of a dissenting shareholder under the Michigan Act.

          2.1.2          Conversion Ratio. The "Conversion Ratio" shall be 8.5. The Conversion Ratio, which is fixed and not subject to change, was based upon a ChoiceOne Common Stock price of $18.00 per share.

          2.1.3          Conversion of ChoiceOne Common Stock. Each share of ChoiceOne Common Stock outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding without any change. Each shareholder of ChoiceOne whose shares were outstanding immediately before the Effective Time of the Merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the Effective Time of the Merger.

          2.1.4          Stock Held by ChoiceOne. Each share of Valley Ridge Common Stock, if any, held by ChoiceOne or any of its direct or indirect subsidiaries for its own account and not in a fiduciary capacity for a person other than ChoiceOne or any of its direct or indirect subsidiaries shall be canceled and no consideration shall be issuable or payable with respect to any such share.

          2.1.5          Valley Ridge Common Stock No Longer Outstanding. Each share of Valley Ridge Common Stock outstanding immediately prior to the Effective Time of the Merger shall be considered to be no longer outstanding and to represent solely the right to receive shares of ChoiceOne Common Stock as provided in Section 2.1.1 (Conversion of Valley Ridge Common Stock), but subject to the payment of cash in lieu of fractional shares as provided in Section 2.3 (No Fractional Securities)or the rights of a dissenting shareholder under the Michigan Act as provided in Section 2.1.6 (Dissenting Shares).

          2.1.6          Dissenting Shares. Each outstanding share of Valley Ridge Common Stock as to which a legally sufficient notice of intent to demand dissenters' rights has been given in accordance with the Michigan Act and which was not voted in favor of the Merger shall after the Effective Time of the Merger represent only the rights of a dissenting shareholder under the Michigan Act and shall not be converted into or represent a right to receive ChoiceOne Common Stock as provided in Section 2.1.1 (Conversion of Valley Ridge Common Stock) of this Plan of Merger. If, however, the holder of such a dissenting share of Valley Ridge Common Stock shall have failed to perfect, shall have effectively withdrawn, shall have waived or lost, or shall otherwise be ineligible to exercise dissenting shareholders' rights, then at that time that share shall be converted into ChoiceOne Common Stock as provided in Section 2.1.1 (Conversion of Valley Ridge Common Stock) of this Plan of Merger.

          2.2          Increase in Outstanding Shares of Valley Ridge Common Stock. If the number of shares of Valley Ridge Common Stock outstanding is greater than 184,495 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of Valley Ridge Permitted Issuances; then the Conversion Ratio shall be adjusted by multiplying it by a fraction (a) the numerator of which shall be 184,495; and (b) the denominator of which shall be the total number of shares of Valley Ridge Common Stock outstanding as of the Effective Time of the Merger, excluding Valley Ridge Permitted Issuances.

          2.3          No Fractional Securities. Notwithstanding any other provision of this Plan of Merger, no certificates or scrip representing fractional shares of ChoiceOne Common Stock shall be issued upon the surrender for exchange of certificates which represented shares of Valley Ridge Common Stock outstanding immediately prior to the Effective Time of the Merger ("Old Certificates") (taking into account all Old Certificates surrendered for exchange by a particular Valley Ridge shareholder) pursuant to Section 2.4 (Surrender of Old Certificates and Distribution of ChoiceOne Common Stock) and no ChoiceOne dividend or other distribution or stock split shall relate to any fractional shares of ChoiceOne Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a shareholder of ChoiceOne. In lieu of any such fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fraction of a share of ChoiceOne Common Stock upon surrender of such Old Certificates for exchange pursuant to Section 2.4 (Surrender of Old Certificates and Distribution of ChoiceOne Common Stock) will be paid an amount in cash (without interest and rounded to the nearest penny) equal to such fraction of a share of ChoiceOne Common Stock multiplied by $18.00.

          2.4          Surrender of Old Certificates and Distribution of ChoiceOne Common Stock. After the Effective Time of the Merger, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of ChoiceOne Common Stock to which such holders shall be entitled in the following manner:

          2.4.1          Funds Availability. From time to time after the Effective Time of the Merger, ChoiceOne shall make available or cause to be made available to Registrar and Transfer Company or such other bank or trust company as ChoiceOne may designate (the "Exchange Agent") amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments for (a) fractional shares to holders of Mountain Common Stock issued and outstanding immediately prior to the Effective Time of the Merger entitled to receive such payment; and (b) the Special Dividend to holders of Mountain Common Stock entitled to receive such dividend.

          2.4.2          Transmittal Materials. As soon as practicable after the Effective Time of the Merger, ChoiceOne shall send or cause to be sent to each record holder of Valley Ridge Common Stock as of the Effective Time of the Merger transmittal materials for use in exchanging that holder's Old Certificates for ChoiceOne Common Stock certificates and their pro rata portion of the Special Dividend. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

          2.4.3          Segregation of Cash. As soon as practicable after the Effective Time of the Merger, ChoiceOne will segregate into a separate account the amount of cash payable for the Special Dividend (defined below) and for fractional shares in the Merger.

          2.4.4          Delivery of New Certificates. ChoiceOne shall cause the Exchange Agent to promptly issue and deliver stock certificates in the names and to the addresses that appear on Valley Ridge's stock records as of the Effective Time of the Merger, or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; provided, that:

          (a)          Receipt of Old Certificates. With respect to each Valley Ridge shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and

          (b)          Satisfactory Form. Such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to ChoiceOne and the Exchange Agent.

          2.4.5          Dividends Pending Surrender. Whenever a dividend is declared by ChoiceOne on ChoiceOne Common Stock which is payable to shareholders of record of ChoiceOne as of a record date on or after the Effective Time of the Merger, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of Valley Ridge shall be entitled to receive a distribution of the Special Dividend or any other such dividends until the physical exchange of that shareholder's Old Certificates for new ChoiceOne Common Stock certificates shall have been effected. Upon the physical exchange of that shareholder's Old Certificates, that shareholder shall be entitled to receive from ChoiceOne an amount equal to such shareholder's pro rata portion of the Special Dividend plus all such other dividends (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared and paid with respect to the shares of ChoiceOne Common Stock represented thereby.

          2.4.6          Stock Transfers. On or after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Valley Ridge of the shares of Valley Ridge Common Stock which were issued and outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Old Certificates are properly presented for transfer, then they shall be canceled and exchanged for stock certificates representing shares of ChoiceOne Common Stock as provided in this Plan of Merger. After the Effective Time of the Merger, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of ChoiceOne.

          2.4.7          Unclaimed Cash. One hundred eighty (180) days following the Effective Time of the Merger, ChoiceOne shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent that have not been disbursed to holders of Old Certificates. Thereafter the holders shall be entitled to look to ChoiceOne only as general creditors with respect to the cash payable upon due surrender of their Old Certificates. The Exchange Agent shall also deliver to ChoiceOne a certified list of the names and addresses of all former registered holders of Valley Ridge Common Stock who have not then surrendered their Old Certificates for their new stock certificates and their cash to which they are entitled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates formerly representing the shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          2.4.8          Exchange Agent's Discretion. ChoiceOne and the Exchange Agent shall have discretion to determine reasonable rules and procedures relating to the issuance and delivery of certificates of ChoiceOne Common Stock into which shares of Valley Ridge Common Stock are converted in the Merger and governing the payment for fractional shares of Valley Ridge Common Stock.

          2.4.9          Exchange Agent Expenses. ChoiceOne shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the Valley Ridge Common Stock for the ChoiceOne Common Stock.

          2.5          Stock Options. Each stock option issued under the Valley Ridge Option Plan and outstanding immediately prior to the Effective Time of the Merger, whether exercisable or not, shall, without any action on the part of any option holder, become and be converted into the right to receive the difference between $153.00 and the applicable stock option exercise price.

          2.6          Decrease in Valley Ridge's Book Value. If as of the Final Statement Date (as defined below), the Book Value of Valley Ridge (defined below), as set forth on the Final Balance Sheet (as defined below), is less than $21,058,344, then ChoiceOne shall have the right to abandon the Merger and terminate this Plan of Merger; provided ChoiceOne delivers such notice of its decision to do so to Valley Ridge in writing within three business days of its receipt of the Final Balance Sheet.

          2.6.1          Book Value. For purposes of the Final Balance Sheet, Valley Ridge's "Book Value" shall be Valley Ridge's total consolidated shareholders' equity as of the Final Statement Date computed in accordance with generally accepted consistently applied accounting principles, but excluding: (a) the effect of the Special Dividend; (b) transaction-related expenses that Valley Ridge has actually incurred as a result of the Merger in an amount up to and not exceeding $250,000; and (c) net unrealized gains and losses recorded pursuant to Financial Accounting Standard 115.

          2.6.2          Closing Balance Sheet. Valley Ridge shall prepare, and cause its independent accountants the Rehmann Group, LLC (the "Accounting Firm") to review, a consolidated balance sheet of Valley Ridge as of the Final Statement Date (the "Final Balance Sheet") and the computation of Valley Ridge's Book Value as of the Final Statement Date, determined in accordance with this Plan of Merger. The Final Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied and in a manner consistent with the audited consolidated balance sheet of Valley Ridge as of December 31, 2005, excluding footnotes. The Accounting Firm's review shall be governed by mutually agreed upon procedures and upon completion of such review, the Accounting Firm shall issue a report setting forth the Book Value (the "Closing Report").

          2.6.3          Final Statement Date. After the shareholders of Valley Ridge have approved this Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained, but prior to the expiration of all related statutory waiting periods, the parties may agree upon a month-end, or if not, either party may specify the preceding month-end as the date of the Final Balance Sheet (the "Final Statement Date"). The Accounting Firm shall prepare the Closing Report and the parties shall use all reasonable efforts to cause the Accounting Firm to prepare and deliver to ChoiceOne and Valley Ridge the Closing Report not later than 21 days after the Final Statement Date. In the event that the Closing does not occur within 45 days after the designated Final Statement Date, either party may specify a new Final Statement Date and direct the Accounting Firm to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The parties intend and agree to use all commercially reasonable efforts to cause the Closing to occur not later than December 31, 2006. The fees and expenses of the Accounting Firm incurred pursuant to this Article shall be paid by Valley Ridge.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

                    Valley Ridge and ChoiceOne each represents and warrants to the other, with respect to its own affairs, that, except as otherwise set forth in a disclosure statement (a "Disclosure Statement") prepared by each respective Corporation and previously furnished to the other Corporation:

          3.1          Authorization, No Conflicts, Etc.

          3.1.1          Authorization of Agreement. The execution, delivery, and performance of this Plan of Merger by the Corporation have been duly authorized and approved by all necessary corporate action. When executed and delivered, this Plan of Merger will be legally binding on and enforceable against the Corporation in accordance with its terms, except that the consummation of the Merger is subject to the approval of Valley Ridge's shareholders as described in Section 1.1 (Approval of Plan of Merger).

          3.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by the Corporation, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

          (a)          Certificate or Bylaws. Any provision of the Corporation's Articles of Incorporation or Bylaws; or

          (b)          Statutes, Judgments, Etc. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to the Corporation or any of its direct or indirect subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 3.1.4 (Required Approvals).

          3.1.3          No Contractual Breach, Default, Liability, Etc. The execution, delivery, and performance of this Plan of Merger by the Corporation, and the consummation of the Merger, do not and will not:

          (a)          Agreements, Etc. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of the Corporation or any of its direct or indirect subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which the Corporation or any of its direct or indirect subsidiaries is a party or by which they are bound or affected:

          (1)          Which is material to the business, income, or financial condition of the Corporation and its direct and indirect subsidiaries, taken as a whole; or

          (2)          The violation or breach of which could prevent the Corporation from consummating the Merger;

          (b)          Regulatory Restrictions. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under any memorandum of understanding or similar regulatory consent agreement to which the Corporation or any of its direct or indirect subsidiaries is a party or subject, or by which it is bound or affected; or

          (c)          Tortious Interference. Subject the other party, any of its direct or indirect subsidiaries, their directors or its officers to liability for tortious interference with contractual rights.

          3.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by the Corporation other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act.

          3.2          Organization and Good Standing. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. The Corporation possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. The Corporation is a bank holding company duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. The Corporation is not required to be qualified or admitted to conduct business as a foreign corporation in any other state.

          3.3          Subsidiaries.

          3.3.1          Ownership of Subsidiaries. With respect to Valley Ridge, Valley Ridge owns all of the issued and outstanding shares of capital stock of Valley Ridge Bank ("Valley Ridge Bank") free and clear of all claims, security interests, pledges, or liens of any kind, and Valley Ridge Bank owns all of the issued and outstanding shares of capital stock of Valley Ridge Mortgage Company, Inc., Valley Ridge Financial Services, Inc., and Valley Ridge Realty, Inc., free and clear of all claims, security interests, pledges, or liens of any kind. With respect to ChoiceOne, ChoiceOne owns all of the issued and outstanding shares of capital stock of ChoiceOne Bank ("ChoiceOne Bank"), free and clear of all claims, security interests, pledges, or liens of any kind, and ChoiceOne Bank owns all of the issued and outstanding shares of capital stock of ChoiceOne Insurance

Agencies, Inc. and ChoiceOne Mortgage Company of Michigan, free and clear of all claims, security interests, pledges or liens of any kind. Each of the Corporation's direct and indirect subsidiaries are duly organized, validly existing, and in good standing under the laws of the State of Michigan. Except with respect to the ownership by each of Valley Ridge Bank and ChoiceOne Bank of 20% of the voting securities of West Shore Computer Services, Inc., the Corporation does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this Section 3.3 (Subsidiaries). Valley Ridge Bank and ChoiceOne Bank are sometimes referred to herein individually as the "Subsidiary Bank" or collectively as the "Subsidiary Banks."

          3.3.2          Rights to Capital Stock. There are no outstanding subscriptions, options, warrants, rights to acquire, or any other similar agreements pertaining to the capital stock of any of the Corporation's direct or indirect subsidiaries.

          3.3.3          Qualification and Power. Each of the Corporation's direct and indirect subsidiaries:

          (a)          Foreign Qualification. Is not, and is not required to be, qualified or admitted to conduct business in any other state; and

          (b)          Corporate Power. Has full corporate power and authority to carry on its business substantially as and where now being conducted.

          3.3.4          FDIC; Insurance Assessments. The Corporation's Subsidiary Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The Corporation's Subsidiary Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect.

          3.3.5          Regulatory Fees and Charges. Each of the Corporation's direct and indirect subsidiaries has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

          3.4          Capital Stock.

          3.4.1          Classes and Shares. With respect to Valley Ridge, the authorized capital stock of Valley Ridge consists of 1,500,000 shares of common stock, without par value, of which, as of the date and time of the execution of this Plan of Merger, 184,495 shares were issued and outstanding. There are 2,045 shares of Valley Ridge Common Stock subject to options under the Valley Ridge Option Plan. With respect to ChoiceOne, the authorized capital stock of ChoiceOne consists of 4,000,000 shares of common stock of which, as of the date and time of the execution of this Plan of Merger, 1,654,656 shares were issued and outstanding, and 100,000 shares of preferred stock, none of which are issued and outstanding. There are 30,414 shares of ChoiceOne Common Stock subject to options under the ChoiceOne Option Plan. ChoiceOne may also issue and repurchase shares of ChoiceOne Common Stock pursuant to the ChoiceOne Permitted Issuances.

          3.4.2          No Other Capital Stock. There is no security or class of securities authorized or issued which represents or is convertible into capital stock of the Corporation except as described in this Section 3.4 (Capital Stock). As of the execution of this Plan of Merger, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of the Corporation, or agreements to which the Corporation is a party or by which it is bound to issue capital stock other than pursuant to the ChoiceOne Permitted Issuances or the Mountain Permitted Issuances, respectively.

          3.4.3          Voting Rights. Other than the shares of the Corporation's common stock described in this Section 3.4 (Capital Stock), neither the Corporation nor any of its direct or indirect subsidiaries have outstanding any security:

          (a)          The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

          (b)          Which entitles the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

          3.5          Financial Statements.

          3.5.1          Financial Statements. The consolidated financial statements of the Corporation and its subsidiaries as of and for each of the years ended or ending December 31, 2003, 2004, 2005, and 2006, as reported on or to be reported on by the Corporation's independent accountants, previously delivered or to be delivered to the other party, the unaudited consolidated financial statements of the Corporation and its subsidiaries as of and for the quarter ended March 31, 2006, including all schedules and notes relating to such statements, as previously delivered or to be delivered to the other party, and the consolidated financial statements of the Corporation and its subsidiaries as of and for each quarter ending prior to the Effective Time of the Merger, are and will be correct and complete in all material respects. These statements do and will fairly present the Corporation's and its subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been and will be prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements or the notes thereto).

          3.5.2          Call Reports. The consolidated reports of condition and income of the Subsidiary Bank as of and for each of the years ended or ending December 31, 2003, 2004, 2005, and 2006, and as of and for the quarter ended March 31, 2006, as filed or to be filed with the Federal Reserve Board, and the consolidated reports of condition and income of the Corporation and its subsidiaries to be filed with the Federal Reserve Board prior to the Effective Time of the Merger, including all schedules and notes relating to such reports (collectively, the "Call Reports"), are and will be correct and complete in all material respects. The Call Reports which have been filed were prepared, and the Call Reports to be filed will be prepared, in conformity with applicable regulatory accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such reports).

          3.5.3          Final Balance Sheet. The Final Balance Sheet of Valley Ridge and its subsidiaries, including all schedules and notes relating to such Final Balance Sheet, will be correct and complete in all material respects, will fairly present the Corporation's and its subsidiaries' financial condition on a consolidated basis on the date indicated, and will be prepared in conformity with generally accepted accounting principles consistently applied (except as otherwise noted in the Final Balance Sheet or the notes thereto).

          3.6          Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of the Corporation and its subsidiaries as of December 31, 2005, and the notes thereto, neither the Corporation nor any of its direct or indirect subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which are, or as to which there is a reasonable probability that they could be, materially adverse to the income or financial condition of the Corporation and its direct and indirect subsidiaries taken as a whole.

          3.7          Absence of Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the business, income, or financial condition of the Corporation and its direct and indirect subsidiaries taken as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of the Corporation and its direct and indirect subsidiaries taken as a whole for reasons specific to the Corporation and its direct or indirect subsidiaries and not applicable to the banking industry in general.

          3.8          Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against the Corporation, any of its direct or indirect subsidiaries, or the assets or business of the Corporation or any of its direct or indirect subsidiaries, any of which has or may have a Material Adverse Effect on the Corporation. There is no factual basis known to the Corporation which presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

          3.9          Conduct of Business. The Corporation and all of its direct and indirect subsidiaries have conducted their respective businesses and used their respective properties substantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, privacy, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section 3.20.3(b) (Environmental Laws)); except for violations that would not have a Material Adverse Effect on the Corporation.

          3.10          Absence of Defaults Under Contracts. There is no existing default by the Corporation or any of its direct or indirect subsidiaries, or any other party, under any contract or agreement to which the Corporation or any of its direct or indirect subsidiaries is a party, or by which they are bound, which could have a Material Adverse Effect on the Corporation.

          3.11          Regulatory Filings. In the last five years:

          3.11.1          Filings. The Corporation and all of its direct and indirect subsidiaries have filed in a timely manner all filings with regulatory bodies for which filings are required;

          3.11.2          Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would be material to the business, income, or financial condition of the Corporation and its direct and indirect subsidiaries on a consolidated basis; and

          3.11.3          Compliance with Regulations. All such filings complied in all material respects with all regulations, forms, and guidelines applicable to such filings.

          3.12          Registration Statement, Etc.

          3.12.1          "Document." The term "Document," when capitalized in this Plan of Merger, shall collectively mean: (i) the registration statement to be filed by ChoiceOne with the Securities and Exchange Commission (the "SEC") in connection with the ChoiceOne Common Stock to be issued in the Merger (the "Registration Statement"); (ii) the prospectus and proxy statement (the "Prospectus and Proxy Statement") to be mailed to Valley Ridge shareholders in connection with its shareholders' meeting with respect to this Plan of Merger; and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the State of Michigan, or any other regulatory agency in connection with the transactions contemplated by this Plan of Merger.

          3.12.2          Accurate Information. None of the information to be supplied by the Corporation for inclusion, or included, in any Document will:

          (a)          Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

          (b)          With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of Valley Ridge's shareholders' meeting with respect to this Plan of Merger, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Valley Ridge's shareholders' meeting.

          3.12.3          Compliance of Filings. All Documents that the Corporation is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

          3.13          Tax Matters.

          3.13.1          Tax Returns. The Corporation and its direct and indirect subsidiaries have duly and timely filed all material Tax (defined below) returns that they have by law, regulation, rule or order been required to file. Each such Tax return, report, and statement, as amended, is true, correct and complete, and complies in all material respects with all applicable laws and regulations. The Corporation and its direct and indirect subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

          3.13.2          Tax Assessments and Payments. All Taxes and assessments, including any penalties, interest, and deficiencies relating to those Taxes and assessments, due and payable by the Corporation and its direct and indirect subsidiaries have been paid in full as and when due. Each of the Corporation and its direct and indirect subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on the consolidated balance sheet of the Corporation and its subsidiaries as of December 31, 2005 have been made in accordance with generally accepted accounting principles consistently applied and are adequate for the payment of all federal, state, county, and local Taxes of the Corporation and its subsidiaries accrued but unpaid as of the date indicated, whether or not disputed, with respect to all periods through December 31, 2005.

          3.13.3          Tax Audits. The federal consolidated income Tax returns of the Corporation and its subsidiaries have not been audited by the Internal Revenue Service ("IRS") within the last 10 years. There is no Tax audit or legal or administrative proceeding for assessment or collection of Taxes pending or, to the Corporation's knowledge, threatened with respect to the Corporation or any of its direct or indirect subsidiaries. No claim for assessment or collection of Taxes has been asserted with respect to the Corporation or any of its direct or indirect subsidiaries. No waiver of any limitations statute or extension of any assessment or collection period has been executed by or on behalf of the Corporation or any of its direct or indirect subsidiaries.

          3.13.4          Tax Accounting. Neither the Corporation nor any of its direct or indirect subsidiaries have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code (defined below) by reason of a voluntary change in accounting method initiated by the Corporation or one of its direct or indirect subsidiaries and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither the Corporation nor any of its direct or indirect subsidiaries have entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

          3.13.5          Excess Parachute Payments. No compensation that could be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by the Corporation or any of its direct or indirect subsidiaries, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code).

          3.13.6          Other. Neither the Corporation or any of its direct or indirect subsidiaries nor any entity merged with the Corporation or any of its direct or indirect subsidiaries has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code), or (ii) affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes. Neither the Corporation nor any of its direct or indirect subsidiaries is a member of a partnership. Neither the Corporation nor any of its direct or indirect subsidiaries is a party to any agreement relating to allocating or sharing the payment of, or liability for, or any indemnity by the Company with respect to any Taxes.

          3.13.7          Taxes Defined. "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or other governmental fees, charges, or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect of any tax or governmental fee or charge, together with any penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, taxes with respect to income, profits, gross receipts, value added, ad valorem, employment, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

          3.14          Title to Properties. The Corporation and each of its direct and indirect subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in the consolidated balance sheet of the Corporation and subsidiaries as of December 31, 2005, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

          3.14.1          Reflected on Balance Sheet. As reflected on the consolidated balance sheet of the Corporation and its subsidiaries as of December 31, 2005, and the notes thereto;

          3.14.2          Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances which are normal to the business of the Corporation and its direct and indirect subsidiaries and which are not material in relation to the business, income, or financial condition of the Corporation and its direct and indirect subsidiaries taken as a whole; and

          3.14.3          Immaterial Imperfections. Such imperfections of title, easements, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby, or which would not otherwise be material to the business, income, or financial condition of the Corporation and its direct and indirect subsidiaries taken as a whole.

          3.14.4          Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

          3.15          Condition of Property. The nonfinancial assets owned or leased by the Corporation and its direct and indirect subsidiaries constitute all of the assets held for use or used in connection with the business of the Corporation and its direct and indirect subsidiaries and are adequate to carry on their respective businesses as presently conducted. No building or improvement on any real property owned, leased, or used by the Corporation or any of its direct or indirect subsidiaries encroaches in any material respect on any easement or property owned by another, and no building or real property owned by another encroaches on any real property owned, leased, or used by the Corporation or any of its direct or indirect subsidiaries or on any material easement the benefit of which runs to real property owned, leased, or used by the Corporation or any of its direct or indirect subsidiaries. None of the boundaries of any parcel of real property owned, leased, or used by the Corporation or any of its direct or indirect subsidiaries deviates materially from those shown on the survey of such parcel, if any, provided in the Corporation's Disclosure Statement or from what they appear to be through visual inspection. Neither the Corporation nor any of its direct or indirect subsidiaries is in material violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to any real property that the Corporation or any of its direct or indirect subsidiaries owns, leases, or uses. All of the nonfinancial assets and properties that the Corporation or any of its direct or indirect subsidiaries owns, leases, or uses are in good operating condition (normal wear and tear excepted), are structurally sound, are in a good state of maintenance and repair, are reasonably fit for their intended purposes, are adequately serviced by all utilities reasonably necessary for the effective operation of the Corporation's and the subsidiaries' business as presently conducted, and are in the possession of the Corporation or one of its direct or indirect subsidiaries. None of the real property owned, leased, or used by the Corporation or any of its direct or indirect subsidiaries is the subject of any condemnation action and there is, to the best of the Corporation's knowledge, no proposal under consideration by any public or governmental authority or entity to use any of the real property owned, leased, or used by the Corporation or any of its direct or indirect subsidiaries for some other purpose. There are no claims, litigation, proceedings, or disputes pending or threatened against or relating to any real property owned or leased by the Corporation or any of its direct or indirect subsidiaries. There are no agreements, contracts, or leases, written or oral, that affect any real property owned or leased by the Corporation or any of its direct or indirect subsidiaries. There is no pending or proposed special assessment affecting or which may affect any real property owned or leased by the Corporation or any of its direct or indirect subsidiaries.

          3.16          Leases. All leases pursuant to which the Corporation or any of its direct or indirect subsidiaries, as lessee, lease real or personal property which is material to the business of the Corporation or any of its direct or indirect subsidiaries are valid, effective, and enforceable against the lessor in accordance with their respective terms. There is no existing default under any such lease, or any event which with notice or lapse of time, or both, would constitute a default with respect to the Corporation or any of its direct or indirect subsidiaries or, to the best knowledge of the Corporation, any other party. No such lease contains a prohibition against assignment by the Corporation or any of its direct or indirect subsidiaries, by operation of law or otherwise, or any other provision which would preclude consummation of the Merger or preclude the Corporation or its direct or indirect subsidiaries from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon consummation of the Merger as are applicable to the possession and use by the Corporation or its direct or indirect subsidiaries as of the date of this Plan of Merger. To the knowledge of the Corporation, there are no disputes concerning the interpretation of any term, condition, or provision of any of any such lease.

          3.17          Licenses, Permits, Etc.

          3.17.1          All Licenses, Permits, Etc. The Corporation and each of its direct and indirect subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of their businesses as presently conducted, the lack of which would have a Material Adverse Effect on the Corporation. The Subsidiary Bank and any of the Corporation's other direct or indirect subsidiaries that engage in the mortgage banking business are approved seller-servicers for Freddie Mac, and with respect to ChoiceOne Bank, Countrywide, and with respect to Valley Ridge Bank, the Federal Home Loan Bank of Indianapolis, and in that capacity holds all necessary permits, authorizations, or approvals necessary to carry on a mortgage banking business.

          3.17.2          Regulatory Action. Neither the Corporation nor any of its direct or indirect subsidiaries:

          (a)          Has been charged with, or to the best of the Corporation's knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, regulation, guideline, or standard; or

          (b)          Is the subject of any pending or, to the Corporation's knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business or properties.

          3.18          Certain Employment Matters.

          3.18.1          Employment Policies, Programs, and Procedures. The policies, programs and practices of the Corporation and its direct and indirect subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations and public policies governing employment and terms and conditions of employment.

          3.18.2          Record of Payments. There are no material obligations of the Corporation or any of its direct or indirect subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for Employment-Related Payments (as defined in Section 3.18.3 (Employment-Related Payments)) to trusts or other funds or to any governmental agency or to any present or former director, officer, employee, or agent (or his or her heirs, survivors, legatees, or legal representatives) which have not been duly recorded on the books and records of the Corporation or one of its direct or indirect subsidiaries and paid when due or duly accrued as a liability.

          3.18.3          Employment-Related Payments. For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment, unemployment compensation benefits, profit sharing, pension or retirement benefits or social security benefits, or for fringe benefits, including vacation or holiday pay, bonuses and other forms of compensation, or for medical insurance or medical expenses, which are payable to present or former directors, officers, employees, or agents of the Corporation or any of its direct or indirect subsidiaries, or their respective survivors, heirs, legatees, or legal representatives.

          3.18.4          Employment Claims. There are no disputes, claims, or charges, pending or threatened against the Corporation or any of its direct or indirect subsidiaries, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and there is no basis for any valid claim or charge with regard to such matters.

          3.18.5          Disclosure of Agreements. There is no written or oral, express or implied:

          (a)          Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of the Corporation or any of its direct or indirect subsidiaries which is not terminable by the Corporation or one of its direct or indirect subsidiaries upon 60 days' or less notice without penalty or obligation;

          (b)          Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or

          (c)          Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee of the Corporation or any of its direct or indirect subsidiaries or any spouse, child, member of the same household, estate, or survivor of any employee.

          (d)          collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.

          3.19          Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "Employee Benefit Plan"), maintained by or for the benefit of the Corporation or any of its direct or indirect subsidiaries or to which the Corporation or any of its direct or indirect subsidiaries has made payments or contributions on behalf of its employees:

          3.19.1          ERISA Compliance. The Corporation and each of its direct and indirect subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA and all other applicable laws and regulations applicable to such plans and trusts.

          3.19.2          Internal Revenue Code Compliance. The Corporation and each of its direct and indirect subsidiaries, each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and all trusts created thereunder are in compliance with the applicable provisions of the Internal Revenue Code.

          3.19.3          Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

          3.19.4          Plan Termination. No Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after June 30, 1974, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each such termination, all termination procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

          3.19.5          Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

          3.19.6          Defined Benefit Plan. No Employee Benefit Plan in effect as of December 31, 2005, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          3.19.7          Reportable Events. There has been no "reportable event" as defined in Section 4043 of ERISA, after September 1, 1974, with respect to any Employee Benefit Plan or any trust created thereunder.

          3.19.8          No Premiums. The Corporation does not owe premiums to the PBGC which are due but unpaid and has not been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

          3.19.9          No Further Payments. If any Employee Benefit Plan (and the related trusts) which is subject to Title IV of ERISA were terminated on the date of the latest actuarial valuation, neither the Corporation nor any of its direct or indirect subsidiaries would have any liability for further contributions or other payments with respect thereto (whether direct liability to the plan, the trusts, the participants and beneficiaries of the plan, or liability to the PBGC) and there has been no amendment of any such plan or other occurrence after the date of the latest actuarial valuation which would result in any such liability.

          3.19.10         No Amendment. With respect to any Employee Benefit Plan which is a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code, there has been no amendment of such plan or other occurrence after the date of the latest actuarial reports prepared with respect to the plan which has materially changed the financial and funding condition of the plan.

          3.19.11         Payment of Contributions. The Corporation and each of its direct and indirect subsidiaries have made when due all contributions required under any Employee Benefit Plan and under applicable laws and regulations.

          3.19.12         Payment of Benefits. There are no payments which have become due from any Employee Benefit Plan, the trusts created thereunder, or from the Corporation or any of its direct or indirect subsidiaries that have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

          3.19.13         Accumulated Funding Deficiency. No Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, after June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

          3.19.14         Filing of Reports. The Corporation has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which, as of the making of this representation and warranty, would be material to the financial condition, net income, business, properties, operations, or prospects of the Corporation or any of its direct or indirect subsidiaries.

          3.20          Environmental Matters.

          3.20.1          Owned or Operated Property. With respect to: (i) the real estate owned or leased by the Corporation or any of its direct or indirect subsidiaries or used in the conduct of their businesses; (ii) other real estate owned by any of the Corporation's direct or indirect subsidiaries; (iii) any real estate held and administered in trust by the Subsidiary Bank; and (iv) to the Corporation's knowledge, any real estate formerly owned or leased by the Corporation or any of its direct or indirect subsidiaries (for purposes of this Section, properties described in any of (i) through (iv) are collectively referred to as "Premises"):

          (a)          Construction and Content. None of the Premises is constructed of, or contains as a component part, any material which (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any substance that is a Hazardous Substance (defined below).

          (b)          Uses of Premises. No part of the Premises has been used for the generation, manufacture, handling, treatment, storage, disposal, or management of Hazardous Substances.

          (c)          Underground Storage Tanks. The Premises do not contain, and have never contained, any underground storage tanks. With respect to any underground storage tank listed in the Corporation's Disclosure Statement as an exception to the foregoing, each such underground storage tank is or has been maintained, removed or closed, as applicable, in compliance with all applicable Environmental Laws (defined below), and has not been the source of any release of a Hazardous Substance to the environment.

          (d)          Absence of Contamination. The Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

          (e)          Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving the Corporation or any of its direct or indirect subsidiaries pending, threatened, or previously asserted under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. There is no factual basis for any of the foregoing.

          3.20.2          Loan Portfolio. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted:

          (a)          Investigation. The Corporation and its direct and indirect subsidiaries have complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Corporation's Disclosure Statement), and all applicable laws and regulations concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property.

          (b)          No Known Contamination. No such property is known to contain or be contaminated by any quantity of any Hazardous Substance from any source.

          3.20.3          Definitions.

          (a)          Hazardous Substances. For purposes of this Plan of Merger, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C.A., 9601 et seq. ("CERCLA"), and also includes any substance now or in the future regulated by or subject to any Environmental

Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls.

          (b)          Environmental Laws. For purposes of this Plan of Merger, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, and orders that: (i) regulate air, water, soil, or solid waste management, including the generation, release, containment, treatment, storage, handling, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

          3.21          Duties as Fiduciary. The Subsidiary Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, the violation of which would be material to its business, income, or financial condition. The Subsidiary Bank has not received notice of any claim, allegation, or complaint from any person that the Subsidiary Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Corporation's consolidated financial statements as of December 31, 2005.

          3.22          Investment Bankers and Brokers. The Corporation has not employed any broker, finder, or investment banker in connection with the Merger, except for with respect to ChoiceOne, the engagement of Sandler O'Neill & Partners, L.P. ("Sandler") and with respect to Valley Ridge, the engagement of Donnelly Penman & Partners ("Donnelly"). The Corporation has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

          3.23          Change in Business Relationships. Neither the Corporation nor any of its direct or indirect subsidiaries has notice, whether on account of the Merger or otherwise, that (i) any customer, agent, representative, or supplier of the Corporation or any of its direct or indirect subsidiaries intends to discontinue, diminish, or change its relationship with the Corporation or any of its direct or indirect subsidiaries, which would have a Material Adverse Effect on the Corporation; or (ii) any executive officer of the Corporation or any of its direct or indirect subsidiaries intends to terminate his or her employment except as contemplated in or by this Plan of Merger.

          3.24          Insurance. The Corporation and each of its direct or indirect subsidiaries maintain in full force and effect insurance on their assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering the Corporation's or any of its direct or indirect subsidiaries' assets, properties, premises, operations, or personnel.

          3.25          Books and Records. The minutes contained in corporate minute books and files of the Corporation and its direct and indirect subsidiaries properly and accurately record in all material respects all actions actually taken by its shareholders, directors, and committees of directors. The books, accounts, and records of the Corporation and its direct and indirect subsidiaries reflect only actual transactions and have been maintained in all material respects in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied, and in compliance with all applicable laws and regulations.

          3.26          Events Since December 31, 2005. Neither the Corporation nor any of its direct or indirect subsidiaries has, since December 31, 2005:

          3.26.1          Business in Ordinary Course. Conducted its business other than in the ordinary course, or incurred or become subject to any material liability or obligation, except liabilities incurred in the ordinary course of business.

          3.26.2          Strikes or Labor Trouble. Experienced or, to the best knowledge of the Corporation, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character which has been or could reasonably be expected to have a Material Adverse Effect on the Corporation.

          3.26.3          Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for such mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $10,000.

          3.26.4          Contract Amendment or Termination. Made or permitted any amendment or termination of any contract to which it is a party and which is material to the business, income, or financial condition of the Corporation or any of its direct or indirect subsidiaries, except as expressly provided in this Plan of Merger.

          3.26.5          Write-downs. Made any write-down in excess of $10,000 of any of its assets which are not reflected in the Corporation's consolidated financial statements as of December 31, 2005.

          3.27          Anticipated Changes No facts or circumstances have been discovered from which it appears that there is a risk that there will occur a materially adverse change in the financial condition, net income, business, properties, operations, or prospects of the Corporation or any of its direct or indirect subsidiaries.

          3.28          Reserve for Loan Losses. The reserve for loan losses reflected in the Corporation's and its subsidiaries' audited consolidated financial statements for the period ended or ending December 31, 2004 and 2005, and Call Reports for the quarters ended or ending March 31, 2006, June 30, 2006, and September 30, 2006, was or will be (as applicable) adequate to meet all reasonably anticipated loan losses, net of recoveries related to loans previously charged off.

          3.29          No Insider Trading. The Corporation has reviewed its stock transfer records since June 30, 2005, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, to the best of the Corporation's knowledge, no director or officer of the Corporation or any of its direct or indirect subsidiaries and no person related to any such director or officer by blood or marriage and residing in the same household has since June 30, 2005, purchased or sold, or caused to be purchased or sold, any shares of the Corporation's common stock of which such director, officer, or related person is or was the record or beneficial owner as determined according to Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), during any period when the Corporation was in possession of material nonpublic information.

          3.30          Continuity of Interest. Neither ChoiceOne, its direct or indirect subsidiaries nor any person related to ChoiceOne or its direct or indirect subsidiaries (as defined in Section 1.368-1(e)(3) of the Treasury Regulations (the "Regulations")) has any plan or intention to acquire or redeem any of the ChoiceOne Common Stock issued in the transaction, either directly or through any transaction, agreement or arrangement with any other person. Neither Valley Ridge, its direct or indirect subsidiaries nor any person related to Valley Ridge or its direct or indirect subsidiaries (within the meaning of Section 1.368-1(e)(3) of the Regulations without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) has acquired or redeemed any of the Valley Ridge Common Stock in connection with the Merger either directly or through any transaction, agreement or arrangement with any other person or made any distributions with respect to the Valley Ridge Common Stock (other than regular, normal dividends or the Special Dividend).

          3.31          ChoiceOne Common Stock. The shares of ChoiceOne Common Stock to be issued in the Merger in accordance with this Plan of Merger will be duly authorized and, when issued as contemplated by this Plan of Merger, validly issued, fully paid, and nonassessable shares.

          3.32          True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by the Corporation in connection with this Plan of Merger, including the Corporation's Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

          3.33          Truth and Completeness of Representations and Warranties.

          3.33.1          True at the Closing. The Corporation warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

          3.33.2          Untrue Representations and Warranties. During the term of this Plan of Merger, if the Corporation becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of the Corporation's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred before the execution of this Plan of Merger, then:

          (a)          Notice. The Corporation shall immediately give detailed written notice thereof to the other party; and

          (b)          Remedy Unless Waived. The Corporation shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other party.

          3.34          No Indemnification Claims. To the knowledge of the Corporation, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

          3.35          Agreements With Bank Regulators. Neither the Corporation nor any of its direct or indirect subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has the Corporation nor any of its direct or indirect subsidiaries have been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither the Corporation nor any of its direct or indirect subsidiaries is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, the Corporation has no knowledge of any reason why the regulatory approvals referred to in Section 3.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

          3.36          Corporation-Related Persons. For purposes of this Plan of Merger, the term "Corporation-Related Person" shall mean any shareholder owning 5% or more of the Corporation's common stock, director or executive officer of the Corporation or any of its direct or indirect subsidiaries, their spouses and children, any person who is affiliated with or is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

          3.36.1          Insider Loans. No Corporation-Related Person has any loan, credit or other contractual arrangement outstanding with the Corporation or any of its direct or indirect subsidiaries that does not conform to applicable rules and regulations of the FDIC or the Federal Reserve Board.

          3.36.2          Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of the Corporation or one of its direct or indirect subsidiaries, no Corporation-Related Person owns or controls any assets or properties that are used in the business of the Corporation or any of its direct or indirect subsidiaries.

          3.36.3          Contractual Relationships. Other than ordinary and customary banking relationships, no Corporation-Related Person has any contractual relationship with the Corporation or any of its direct or indirect subsidiaries.

          3.36.4          Loan Relationships. No Corporation-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, the Corporation or any of its direct or indirect subsidiaries in a principal amount of $100,000 or more.

          3.37          Loan Guarantees. All guarantees of indebtedness owed to the Corporation or any of its direct or indirect subsidiaries, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable.

          3.38          Joint Ventures; Strategic Alliances. Neither the Corporation nor any of its direct or indirect subsidiaries is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

          3.39          Policies and Procedures. The Corporation and each of its direct and indirect subsidiaries have complied in all material respects with the policies and procedures as formally adopted and disclosed to the other Corporation as applicable to the periods when those policies and procedures were in effect.

          3.40          Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, each of the Corporations direct and indirect subsidiaries, including, but not limited to, the Bank Subsidiary, have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

ARTICLE IV

CERTAIN COVENANTS

          4.1          Disclosure Statements. Each Corporation has prepared and delivered to the other party a Disclosure Statement, certified with respect to Section 3.33 (True and Complete Information) on behalf of the Corporation by its chief executive officer and its chief financial officer. In addition to any exceptions to the Corporation's representations set forth in Article III, the Disclosure Statement contains true and correct copies of each and every document specified below. Not less than 5 days prior to the Closing, each Corporation shall deliver to the other party an update to the Corporation's Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, which are not contained in the Corporation's Disclosure Statement as initially delivered. The update to the Corporation's Disclosure Statement shall be certified with respect to Section 3.33 (True and Complete Information) on behalf of the Corporation by its chief executive officer and its chief financial officer. Each Disclosure Statement and the update, as of the dates they are delivered, shall contain:

          4.1.1          Employment Agreements. All employment agreements not terminable by the Corporation or its direct or indirect subsidiaries upon 60 days' or less notice without penalty or obligation.

          4.1.2          Employment Policies. All employee handbooks, policy manuals, rules and standards of employment implemented by the Corporation or any of its direct or indirect subsidiaries with regard to their employees and presently in effect.

          4.1.3          Judgments, Orders or Settlement Agreements. Any judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of the Corporation or any of its direct or indirect subsidiaries which, by their terms, continue to bind or affect the Corporation or any of its direct or indirect subsidiaries.

          4.1.4          Loan Delinquencies. A list of loans or extensions of credit on the books of any of the Corporation's direct or indirect subsidiaries with a principal balance of $5,000 or more and which are more than 60 days contractually delinquent.

          4.1.5          Letters of Credit and Loan Contingencies. A listing of all letters of credit and obligations to make loans or extend credit which any of the Corporation's direct or indirect subsidiaries cannot reject or terminate without advance notice or penalty in its sole discretion, and upon which any of the Corporation's direct or indirect subsidiaries may be or may become liable without action or omission of the Corporation's direct or indirect subsidiaries after the Closing excluding lines of credit.

          4.1.6          Related Person Contracts. All agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments, which are, to the best of the Corporation's knowledge, with any Corporation Related Person (defined below), excepting any ordinary and customary banking relationship. For purposes of this Plan of Merger, the term "Corporation Related Person" shall mean any director or executive officer of the Corporation or any of its direct or indirect subsidiaries, their spouses and children, any person who is a member of the same household as such persons, and any corporation, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

          4.1.7          Related Person Loans. A list of all outstanding loans or loan commitments from, and all irrevocable letters of credit issued by, the Corporation or any of its direct or indirect subsidiaries in a principal amount of $10,000 or more to or on behalf of any Corporation Related Person.

          4.1.8          Control of Material Assets. A list of any material assets or properties which are used in the business of the Corporation or any of its direct or indirect subsidiaries which are owned or controlled by a Corporation Related Person, other than in a capacity as a shareholder, director or officer of the Corporation or one of its direct or indirect subsidiaries.

          4.1.9          Retired Employee Expenses. All plans, agreements, arrangements, or understandings concerning payment of medical expenses, insurance, or other benefits with respect to any former employee, or any spouse or child, member of the same household, estate, or survivor of a former employee.

          4.1.10          Deeds and Titles. All deeds, titles, or other evidences of title to real estate, as well as copies of all surveys, abstracts, and environmental assessments thereof and title insurance policies relating thereto in the possession of the Corporation or its direct or indirect subsidiaries, and complete and correct lists of all items of personal property which had a book value in excess of $10,000 as of December 31, 2005, reflected in the books and records of the Corporation or any of its direct or indirect subsidiaries as being owned (including those reflected in the consolidated balance sheet of the Corporation and its subsidiaries as of December 31, 2005), except as since disposed of in the ordinary course of business.

          4.1.11          Lease Agreements. All leases or other agreements pursuant to which the Corporation or any of its direct or indirect subsidiaries, as lessee or lessor, leases real or personal property, excepting any lease as to personal property under which the aggregate lease payments with respect to that lease do not exceed $10,000.

          4.1.12          Other Agreements.

          (a)          All contracts or agreements to which the Corporation or any of its direct or indirect subsidiaries is a party or subject which call for aggregate payments in excess of $5,000 with respect to individual items or individual agreements, excepting any ordinary and customary banking relationship.

          (b)          All data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by the Corporation or any of its direct or indirect subsidiaries upon 60 days' or less notice without penalty, excepting any agreement which does not require aggregate payments in excess of $10,000.

          (c)          All interest rate swap agreements and other agreements relating to hedging interest rate risks.

          4.1.13          Insurance Policies. All policies of insurance maintained by the Corporation or any of its direct or indirect subsidiaries with respect to assets, properties, premises, operations, and personnel, and copies of the most recent insurance audit, review, or report (if any).

          4.1.14          Charter Documents and Bylaws. The articles of incorporation and bylaws of the Corporation and each of its direct and indirect subsidiaries, including all amendments to date.

          4.1.15          Shareholder List. A shareholder list as of the most recent date available identifying each shareholder, indicating the number of shares held, and providing the shareholder's record address.

          4.1.16          Employee Benefit Plans. All plans, policies or contracts providing for bonuses, pensions, all sales commission schedules, options, stock purchases, deferred compensation, severance or termination pay, retirement payments, profit sharing, or retirement savings, including amendments, any summary plan description relating thereto, and, to the extent applicable, the last two annual reports on Form 5500 for each such plan or contract, the latest determination letter issued by the IRS with respect to each Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and any determination letter issued with respect to each amendment to each such Employee Benefit Plan, and all administrative forms for each Employee Benefit Plan.

          4.1.17          Management Letters. Copies of any letters or memoranda to management or special reports received during each of the last three years by the Corporation or any of its direct or indirect subsidiaries from the Corporation's independent public accountants which set forth criticisms of, or advice, suggestions, or recommendations for improvements in, any aspect of the accounting for or operation of the Corporation or any of its direct or indirect subsidiaries.

          4.1.18          Long-Term Debt. Copies of any loan agreements, notes, indentures, security agreements, mortgages, pledge receipts, guaranties, and related documents with respect to all long-term indebtedness of the Corporation or any of its direct or indirect subsidiaries.

          4.1.19          Regulatory Orders. Copies of any order, decree, memorandum, agreement, or understanding with regulatory agencies binding upon or affecting the operations of the Corporation or any of its direct or indirect subsidiaries or their respective directors or officers in their capacities as such.

          4.1.20          Board and Environmental Investigation Policies. Copies of all policies formally adopted by the Board of Directors of the Corporation and each of its direct and indirect subsidiaries as currently in effect and, with respect to environmental matters, copies of all policies that have been in effect during the last 10 years regarding the performance of environmental investigations of properties accepted as collateral for loans or accepted in trust, including the effective dates of all such policies.

          4.1.21          Litigation. A list of all suits, actions, and proceedings (legal, administrative, arbitral, or otherwise), and all claims, investigations, and inquiries (by an administrative agency, governmental body, or otherwise) to which the Corporation or any of its direct or indirect subsidiaries, or any of their respective businesses or properties, is a party as plaintiff or defendant or is subject, excluding routine collection actions in the ordinary course of business in which the Corporation or any of its direct or indirect subsidiaries is the plaintiff, that do not exceed $50,000, together with copies of the complaint, answer, and all material motions and orders filed or entered in connection therewith.

          4.1.22          MESC Form 1027. With respect to each of Valley Ridge's subsidiaries, a completed and executed copy of MESC Form 1027, Business Transferor's Notice of Unemployment Tax Liability and Rate.

          4.2          Conduct of Business Pending the Effective Time of the Merger. From the execution of this Plan of Merger until the Effective Time of the Merger, each Corporation agrees that, except as consented to in writing by the other party or as otherwise provided in this Plan of Merger, the Corporation shall, and it shall cause each of its direct and indirect subsidiaries to:

          4.2.1          Ordinary Course. Conduct its business and manage its property only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the execution of this Plan of Merger, and not make any substantial change to its methods of management or operation in respect of such business or property.

          4.2.2          No Inconsistent Actions. Take no action which would be inconsistent with or contrary to the representations, warranties, and covenants made by the Corporation in this Agreement, and take no action which would cause the Corporation's representations and warranties to become untrue except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction.

          4.2.3          Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and the other party has been notified of such contest.

          4.2.4          No Amendments. Make no change in its articles of incorporation or charter, as the case may be, or its bylaws, except as effected by this Plan of Merger and the Merger.

          4.2.5          Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws and accounting standards.

          4.2.6          No Change in Stock. Make no change in the number of shares of its capital stock issued and outstanding; grant no warrant, option, or commitment relating to its capital stock; enter into no agreement relating to its capital stock; and issue no securities convertible into its capital stock.

          4.2.7          Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

          4.2.8          Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

          4.2.9          Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

          4.2.10          Charge-Offs. Charge off loans and maintain its reserve for loan losses, in each case in a manner in conformity with the prior practices of the Corporation and its direct or indirect subsidiaries and applicable industry, regulatory, and accounting standards.

          4.2.11          Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

          4.2.12          New Directors or Officers. Except to reelect persons who are then incumbent directors and officers at annual meetings, not:

          (a)          Increase the number of directors or fill any vacancy on the board of directors; or

          (b)          Elect or appoint any person to an executive office without first consulting the other party.

          4.2.13          Compensation and Benefits.

          (a)          Not increase, or agree to increase, the salary or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any director or officer, or any other class or group of employees as a class or group, except for increases, agreements or payments which are reasonable in amount and consistent with the prior year; and

          (b)          Not introduce, change, or agree to introduce or change, any pension, profit sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger, or necessary or advisable, in the opinion of counsel, to maintain any tax qualified status.

          4.2.14          New Employment Agreements. Except with respect to the employment, retention bonus, non-competition, and/or consulting agreements to be offered by ChoiceOne to Messrs. James Bosserd, Richard Edgar, Ronald Hansen, Robert Karpinski, and Michael McHugh as contemplated by Section 6.11 (Employment and/or Consulting Agreements) of this Plan of Merger, not enter into any employment or consulting agreement which is not terminable by the Corporation or its direct or indirect subsidiaries without cost or penalty upon 60 days' or less notice.

          4.2.15          Dividends. Not declare or pay any dividends, nor make any other distribution, in respect of any shares of its capital stock except as permitted by Section 4.3 (Dividends).

          4.2.16          Borrowing. Not borrow money except in the ordinary course of business.

          4.2.17          Mortgaging Assets. Not sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the ordinary course of business.

          4.2.18          Notice of Actions. Notify the other party of the threat or commencement of any action, suit, proceeding, claim, arbitration, or investigation against or relating to: (i) the Corporation or any of its direct or indirect subsidiaries; (ii) the Corporation or any of its direct or indirect subsidiaries' directors, officers, or employees in their capacities as such; (iii) the Corporation's or any of its direct or indirect subsidiaries' assets, liabilities, businesses, or operations; or (iv) the Merger or this Plan of Merger.

          4.2.19          New Service Arrangements. Not enter into, or commit to enter into, any agreement for trust, consulting, professional, data processing, or other services to the Corporation or any of its direct or indirect subsidiaries which is not terminable by the Corporation or a direct or indirect subsidiary without penalty upon 60 days' or less notice.

          4.2.20          Capital Improvements. Not open, enlarge, or materially remodel any bank or other facility, and not lease, purchase, or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments made by the Corporation or one of its direct or indirect subsidiaries that are disclosed in the Corporation's Disclosure Statement.

          4.3          Dividends.

          4.3.1          Regular Dividends. Valley Ridge may declare and pay cash dividends upon Valley Ridge Common Stock at a rate of $5.40 per share on an annual basis in a manner, on dates, and with respect to record dates consistent with its past practice. However, Valley Ridge shall adjust the record date for its regularly scheduled dividend, if any (otherwise permissible under this Section 4.3 (Dividends)), with respect to the period in which the Effective Time of the Merger occurs if necessary to assure that Valley Ridge shareholders receive one and only one dividend, other than the Special Dividend (defined below), payable in, or with a record date occurring in, the quarter in which the Effective Time of the Merger occurs, whether with respect to Valley Ridge Common Stock or ChoiceOne Common Stock received in the Merger. ChoiceOne may declare and pay cash dividends upon ChoiceOne Common Stock at a rate of $0.68 per share on an annual basis in a manner, on dates and with respect to record dates consistent with its past practice.

          4.3.2          Special Dividend. Valley Ridge may declare a special one-time dividend on Valley Ridge Common Stock equal to, in the aggregate, $10,000,000 (the "Special Dividend"). The record date for the Special Dividend shall be one day prior to the Effective Time of the Merger and shall be payable 30 days thereafter.

          4.4          Affiliates. The Corporation's Disclosure Statement and the update to the Corporation's Disclosure Statement shall identify every person who may, to the Corporation's reasonable knowledge, be deemed to be an "affiliate" of the Corporation for purposes of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Corporation shall cause its counsel to deliver to each person who is identified as an affiliate, on or prior to the Effective Time of the Merger, advice with respect to such person's obligations under the Securities Act and the regulations issued thereunder with respect to disposition of securities of ChoiceOne. Further, the Corporation shall use all reasonable efforts to cause each person who is identified as an affiliate to deliver to ChoiceOne on or prior to the Effective Time of the Merger a written agreement, satisfactory to ChoiceOne, that such person shall not offer to sell or otherwise dispose of any shares of ChoiceOne Common Stock beneficially owned by or issued to such person pursuant to the Merger in violation of the Securities Act or the regulations thereunder.

          4.5          Competing Proposals. Neither Corporation nor any of its respective subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

          4.5.1          No Solicitation. Neither Corporation nor any of its respective subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall, directly or indirectly, (i) solicit, encourage, negotiate, accept or approve, a Business Combination Proposal (defined below); or (ii) participate in any discussions or negotiations regarding a Business Combination Proposal unless a Fiduciary Event (defined below) has occurred and continues or such discussions or negotiations are likely to lead to a Superior Proposal (defined below). A proposal, offer, or other expression of interest concerning a Business Combination (defined below) shall be referred to as a "Business Combination Proposal." For purposes of this Plan of Merger, a "Business Combination" means: (a) a merger, consolidation, share exchange, tender offer, exchange offer, sale of shares or any similar transaction, involving a Corporation or any of its direct or indirect subsidiaries other than the Merger; (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits, or assumption of liabilities not in the ordinary course, involving a Corporation or any of its direct or indirect subsidiaries; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of a Corporation or any of its direct or indirect subsidiaries; or (d) any substantially similar transaction.

          4.5.2          Communication of Other Proposals. Each Corporation shall cause written notice to be delivered to the other party promptly upon receipt of any Business Combination Proposal. Such notice shall contain the material terms and conditions of the Business Combination Proposal to which such notice relates. Within ten business days after a Corporation's receipt of a Business Combination Proposal, the Corporation receiving such Business Combination Proposal shall give notice to the other Corporation whether or not a Fiduciary Event has occurred or a Superior Proposal is reasonably likely to result, and if not, the notice shall contain a copy of the Corporation's unequivocal rejection of the Business Combination Proposal in the form actually delivered to the person from whom the Business Combination Proposal was received. Thereafter, the Corporation shall promptly notify the other party of any material changes in the terms, conditions, and status of any Business Combination Proposal.

          4.5.3          Furnishing Information. Unless a Fiduciary Event has occurred and continues or there is a reasonable likelihood that a Superior Proposal would result, neither Corporation nor any of its respective subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall furnish any nonpublic information concerning the Corporation or any of its direct or indirect subsidiaries to any person who is not affiliated or under contract with Valley Ridge or ChoiceOne, except as required by applicable law or regulations. Prior to furnishing such information to any person who is not affiliated or under contract with the Corporation, such Corporation shall receive from such person an executed confidentiality agreement with terms no less favorable to such Corporation than those granted to the other Corporation in the confidentiality agreement between the Corporations and shall then provide only such information as has been furnished previously to the other Corporation.

          4.5.4          Corporate Liability for Individual's Breach. For the purposes of this Section 4.5 (Exclusive Commitment), any breach of this Section 4.5 (Exclusive Commitment) by an executive officer, director, attorney or financial advisor of a Corporation in his or her individual capacity shall be deemed to be a breach by such Corporation.

          4.5.5          Fiduciary Event. A "Fiduciary Event" shall have occurred when the board of directors of a Corporation has (a) received in writing a Superior Proposal that is then pending, (b) determined in good faith (based on the advice of legal counsel) that its fiduciary duties to such Corporation's shareholders under applicable law would require the board of directors to withdraw, modify, or change its recommendation, and (c) determined to accept and recommend the Superior Proposal to the shareholders of such Corporation.

          4.5.6          Superior Proposal. A "Superior Proposal" means any bona fide unsolicited Business Combination Proposal made by a third party on terms that the board of directors of the Corporation determines in its good faith judgment, based upon the written advice of a financial advisor of recognized standing, to be materially more favorable to the Corporation's shareholders than this Plan of Merger from a financial point of view.

Nothing in this Section 4.5 (Competing Proposals) shall prevent the Corporation from receiving and pursuing expressions of interest or offers for the Corporation to acquire the stock or assets of another corporation (unless such acquisition would effectively result in the Corporation being controlled by the directors, officers or shareholders of the acquired corporation).

          4.6          Certification of Financial Statements. The Chief Executive Officer and Principal Financial Officer of Valley Ridge shall certify Valley Ridge's Financial Statements to ChoiceOne in the form attached as Exhibit C.

          4.7          Termination of Employee Benefit Plans. Valley Ridge shall terminate its 401(k) plan as of a date prior to the Effective Time, if requested by ChoiceOne to do so. Valley Ridge shall provide ChoiceOne with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of ChoiceOne to complete the termination process of its 401(k) plan as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letter with respect to the termination of Valley Ridge's 401(k) plan (which termination applications shall be prepared by ChoiceOne and its counsel with the participation and cooperation of Valley Ridge and its counsel), ChoiceOne shall offer, if reasonably feasible, the participants in Valley Ridge's 401(k) plan the option to transfer or roll over their benefits into the ChoiceOne retirement plans.

ARTICLE V

ADDITIONAL AGREEMENTS

          5.1          Registration Statement. As soon as is reasonably practical, ChoiceOne agrees to prepare and file with the SEC under the Securities Act the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by ChoiceOne of the shares of ChoiceOne Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. ChoiceOne agrees to provide Valley Ridge with the opportunity to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. ChoiceOne agrees to provide Valley Ridge with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. ChoiceOne agrees to notify Valley Ridge of any stop orders or threatened stop orders with respect to the Registration Statement. Valley Ridge agrees to provide all necessary information pertaining to Valley Ridge and its direct and indirect subsidiaries promptly upon request, and to use its best efforts to obtain the cooperation of Valley Ridge's independent accountants and attorneys, in connection with the preparation of the Registration Statement.

          5.2          Other Filings. ChoiceOne agrees to prepare and file, as soon as is reasonably practical, with the Federal Reserve Board, the State of Michigan, and other regulatory agencies all documents in connection with the transactions contemplated by this Plan of Merger. ChoiceOne agrees to provide Valley Ridge with the opportunity to review and comment upon such documents before filing and to provide Valley Ridge with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

          5.3          Press Releases. Valley Ridge and ChoiceOne shall consult with each other with respect to the form and substance of any press release or other public disclosure of matters related to this Plan of Merger and shall not issue any press releases without the consent of the other party, which consent shall not be unreasonably withheld.

          5.4          Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger. ChoiceOne and Valley Ridge will use reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

          5.5          Exchange of Financial Information. Subject to Section 5.6 (Investigation):

          5.5.1          Quarterly Information. Valley Ridge and ChoiceOne shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement prepared after the date of this Plan of Merger.

          5.5.2          Other Information. After the execution of this Plan of Merger until the Effective Time of the Merger, each Corporation shall promptly deliver to the other copies of:

          (a)          Each monthly internal financial report (if any) prepared with respect to the Corporation and its direct or indirect subsidiaries on a consolidated or unconsolidated basis; and

          (b)          Each financial report or statement submitted to regulatory authorities for the Corporation and its direct or indirect subsidiaries.

          5.6          Investigation.

          5.6.1          Access to Information. For the purpose of permitting an examination of each Corporation by such of the other party's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of such other party's evaluation of the Merger, each Corporation shall:

          (a)          Permit, and shall cause its direct and indirect subsidiaries to permit, full access to their respective properties, books, and records at reasonable times;

          (b)          Use reasonable efforts to cause its and its direct and indirect subsidiaries' directors, officers, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives; and

          (c)          Furnish to the other party, upon request, any information reasonably requested respecting its and its direct and indirect subsidiaries' properties, assets, business, and affairs.

          5.6.2          Consent to Disclose. Each Corporation acknowledges that certain information may not be disclosed by the other party or any of its direct or indirect subsidiaries without the prior written consent of persons not affiliated with such other party or any of its direct or indirect subsidiaries. If such information is requested by either Corporation, then the other party shall use, or cause its direct and indirect subsidiaries to use, reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

          5.6.3          Confidentiality. Except as provided in Section 5.6.5 (Other Information), while this Plan of Merger is in effect and at all times thereafter, ChoiceOne and Valley Ridge each agree to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys, accountants, and financial advisers for, such party who are reasonably believed to have a need for such information in connection with the Merger), and not to make any business use not related to the Merger of, any financial statements, schedules, contracts, agreements, instruments, papers, documents, or other information relating to the other party and the other party's subsidiaries which it may come to know as a direct result of a disclosure by the other party or the other party's subsidiaries, or which may come into its possession directly as a result of and during the course of such investigation. ChoiceOne and Valley Ridge recognize and understand the close proximity of their respective markets and agree that the fact that a party to this Plan of Merger is or begins doing business with a customer of the other party will not be presumed to be a breach of the provisions of this Section 5.6.3 (Confidentiality).

          5.6.4          Return of Materials. Upon the termination of this Plan of Merger, ChoiceOne and Valley Ridge each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all notes and summaries of such written materials, in connection with such investigation, including any and all copies of any of the foregoing. ChoiceOne and Valley Ridge each agree to preserve intact all such materials which are returned to them and to make such materials reasonably available upon request or subpoena for a period of not less than five years from the termination of this Plan of Merger or such longer or shorter period of time as they may mutually agree.

          5.6.5          Other Information. The provisions of this Section 5.6 (Investigation) shall not preclude ChoiceOne or Valley Ridge, or their respective subsidiaries, from using or disclosing information which is: (i) readily ascertainable from public information or trade sources; (ii) known by it before the commencement of discussions between the parties or subsequently developed by it or any of its direct or indirect subsidiaries independent of any investigation under this Plan of Merger or received from a third party not under any obligation to Valley Ridge or ChoiceOne, or their respective subsidiaries, to keep such information confidential; or (iii) reasonably required to be included in any filing or application required by any governmental or regulatory agency, including without limitation ChoiceOne's application or applications to the Federal Reserve Board, and ChoiceOne's or Valley Ridge's annual report and proxy statement. ChoiceOne shall permit Valley Ridge to review ChoiceOne's application or applications to the Federal Reserve Board prior to filing and Valley Ridge may reasonably request that sensitive or competitive information be separately filed as confidential in accordance with instructions, rules, and regulations issued by such agencies.

          5.6.6          Insider Trading. ChoiceOne and Valley Ridge shall take responsible steps to assure that any person who receives nonpublic information concerning the other party pursuant to this Section 5.6 (Investigation) will not buy or sell, or advise other persons to buy or sell, the other party's stock until such information is disclosed by the other party to the public.

          5.7          Environmental Investigation. ChoiceOne and Valley Ridge each may, at its own option and expense, engage an environmental consultant reasonably acceptable to the other party to conduct a preliminary ("Phase I") environmental assessment of any parcel of real estate used in the operation of the other Corporation's or its direct or indirect subsidiaries' businesses and any other real estate owned. Each Corporation and its direct and indirect subsidiaries shall provide reasonable assistance, including site access, to such a consultant for purposes of conducting the Phase I assessments. The fees and expenses of a consultant with respect to the Phase I assessments shall be paid by the Corporation that engages the consultant to perform a Phase I assessment at any given site, subject to the provisions of Section 9.3 (Expenses). If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties set forth in Section 3.20 (Environmental Matters), without regard to any exceptions that may be contained in the applicable Corporation's Disclosure Statement, then either Corporation shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable Environmental Laws. Each Corporation shall forward copies of any such estimates to the other party upon receipt.

          5.7.1          Mutual Agreement. Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All work plans for any post-Phase I assessment activities, or any removal or remediation actions that may be performed, shall be mutually satisfactory to ChoiceOne and Valley Ridge. If the work plans or removal or remediation actions would entail a material cost to complete, ChoiceOne and Valley Ridge shall discuss a mutually acceptable modification to this Plan of Merger. ChoiceOne and Valley Ridge shall cooperate in the review, approval, and implementation of all work plans.

          5.7.2          Right to Abandon. If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger, and the condition or issue is one for which it is unable to be determined to a reasonable degree of certainty that it would not have a Material Adverse Effect on ChoiceOne as owner or operator of the property involved, then either party may abandon this Plan of Merger pursuant to Section 7.2.9 (Environmental Conditions).

          5.8          Bank Consolidation. At or after the Effective Time of the Merger, ChoiceOne intends to consolidate Valley Ridge Bank and ChoiceOne Bank (the "Bank Consolidation"). Valley Ridge Bank's branches shall operate under the name "Valley Ridge, a division of ChoiceOne Bank." The Bank Consolidation will be effected pursuant to a consolidation agreement (the "Bank Consolidation Agreement"), in the form required by the Michigan Banking Code, and by other applicable laws, containing terms and conditions not inconsistent with this Plan of Merger, as determined by ChoiceOne. The Bank Consolidation shall only occur if the Merger is consummated, and it shall become effective on the Saturday immediately after the Effective Time of the Merger or as such later time as may be determined by ChoiceOne. To obtain the necessary regulatory approval for the Bank Consolidation to occur immediately after the Effective Time of the Merger, Valley Ridge and Valley Ridge Bank shall approve, adopt, execute, and deliver the Bank Consolidation Agreement and take other reasonable steps prior to the Effective Time of the Merger to effect the Bank Consolidation; provided that Valley Ridge shall not be required to incur any material cost or take any irrevocable action in connection with its obligations under this Section 5.8 (Bank Consolidation).

          5.9          Indemnification and Insurance.

          5.9.1          Indemnification. ChoiceOne shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of Valley Ridge or any of its direct or indirect subsidiaries under its articles of incorporation, articles of organization, charter, or bylaws included in Valley Ridge's Disclosure Statement which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time of the Merger with the same force and effect as prior to the Effective Time of the Merger.

          5.9.2          Insurance. ChoiceOne shall use all reasonable efforts to cause the persons currently serving or having served as officers and directors of Valley Ridge immediately prior to the Effective Time of the Merger to be covered for a period of at least three years from the Effective Time of the Merger by a directors' and officers' liability insurance policy maintained by ChoiceOne or one of its subsidiaries with respect to acts or omissions occurring prior to the Effective Time of the Merger that were committed by such officers and directors in their capacity as such. ChoiceOne may substitute, for Valley Ridge's current coverage, (a) coverage under policies maintained by ChoiceOne that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous than Valley Ridge's current policy, and (b) a written undertaking by ChoiceOne to maintain such coverage for the remaining period of the three-year period provided for by this Section. In no event shall ChoiceOne be required to spend, directly or indirectly, more than $52,000 in the aggregate (the "Insurance Amount") to either maintain or procure insurance coverage pursuant to this Plan of Merger. Coverage under ChoiceOne's policy shall not be considered "materially less advantageous" than Valley Ridge's policy because of a higher deductible amount if ChoiceOne undertakes in writing to pay any difference in deductible amounts. If ChoiceOne does not advise Valley Ridge in writing prior to the Valley Ridge shareholders' meeting that it has procured such coverage and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than Valley Ridge's current policy for the remaining period of the three-year period provided for by this Section without regard to the Insurance Amount, Valley Ridge shall be permitted (after giving ChoiceOne three business days prior written notice and an additional two business day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount. This Section is for the benefit of persons who are or have been directors or officers of Valley Ridge and shall be enforceable by such persons.

ARTICLE VI

CONDITIONS PRECEDENT TO MERGER

                    All obligations of the parties under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of the party entitled to the benefit of the applicable condition), prior to or at the Closing, of each of the following conditions:

          6.1          Renewal of Representations and Warranties, Etc.

          6.1.1          Representations and Warranties. Each Corporation's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material relative to the business, income, or financial condition of that Corporation and its subsidiaries on a consolidated basis. For purposes of this Section 6.1.1 (Representations and Warranties), representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

          6.1.2          Compliance with Agreements. Each Corporation and its direct and indirect subsidiaries shall have performed and complied with all agreements, conditions,

and covenants required by this Plan of Merger to be performed or complied with by that Corporation or its direct or indirect subsidiaries prior to or at the Closing in all material respects.

          6.1.3          Certificates. Compliance with Sections 6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of each Corporation and, with respect to agreements, conditions, and covenants pertaining to its direct or indirect subsidiaries, by appropriate officers of such subsidiary, dated as of the date of the Closing, certifying the foregoing in such detail as the other party may reasonably request, and describing any exceptions to such compliance in such certificates.

          6.2          Opinions of Legal Counsel. Each Corporation shall have delivered to the other party an opinion of its counsel, dated as of the date of the Closing and reasonably satisfactory to counsel for the other party, to the effect that:

          6.2.1          Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger as provided in this Plan of Merger (including with respect to ChoiceOne, the issuance of shares of ChoiceOne Common Stock pursuant to this Plan of Merger) by the Corporation have been duly authorized, approved, and adopted by all requisite action of the Corporation's Board of Directors and its shareholders.

          6.2.2          Organization. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. The Corporation has the corporate power to carry on its business substantially as and where it is now being conducted.

          6.2.3          Capital Stock. With respect to Valley Ridge, the authorized capital stock of Valley Ridge as of the close of business on the day preceding the Closing consists of 1,500,000 shares of common stock, without par value. With respect to ChoiceOne, the authorized capital stock of ChoiceOne as of the close of business on the day preceding the Closing consists of 4,000,000 shares of common stock and 100,000 shares of preferred stock.

          6.2.4          Issuance of Shares. Except as disclosed in such opinion, to counsel's knowledge:

          (a)          Since the date and time of the execution of this Plan of Merger, no additional shares of capital stock have been authorized for issuance or issued by the Corporation.

          (b)          There are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of the Corporation, or agreements to which the Corporation is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, the Corporation's Disclosure Statement or in such opinion.

          6.2.5          Organization of Subsidiaries. With respect to Valley Ridge, Valley Ridge Bank is a Michigan banking corporation duly authorized to transact business in the State of Michigan under its charter pursuant to the provisions of applicable statutes of the State of Michigan, and each of Valley Ridge Mortgage Company, Inc., Valley Ridge Financial Services, Inc. and Valley Ridge Realty, Inc. is a Michigan corporation duly qualified or admitted to do transact business in the State of Michigan. With respect to ChoiceOne, ChoiceOne Bank is a Michigan banking corporation duly authorized to transact business in the State of Michigan under its charter pursuant to the provisions of applicable statutes of the State of Michigan, and each of ChoiceOne Insurance Agencies, Inc. and ChoiceOne Mortgage Company of Michigan is a Michigan corporation duly qualified or admitted to do transact business in the State of Michigan. Each of the Corporation's direct and indirect subsidiaries possesses all requisite authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws.

          6.2.6          Reserved.

          6.2.7          Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and subject to the rights of the FDIC as conservator or receiver.

          6.2.8          All Approvals Received. All approvals, consents, authorizations, or modifications as may be required to permit the performance by the Corporation of its obligations under this Plan of Merger and consummation of the Merger have been obtained, except as disclosed in such opinion.

          6.2.9          All Actions Taken. All other actions and proceedings required by law or, to the best of counsel's knowledge, this Plan of Merger to be taken by the Corporation and its direct and indirect subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

          6.2.10          No Conflict, Breach, or Violation. The execution, delivery, and performance of this Plan of Merger by the Corporation, and the consummation by the Corporation of the transactions contemplated by this Plan of Merger, did not, do not and will not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under (i) any provision of the Articles of Incorporation or Bylaws of the Corporation; (ii) any statute, code, ordinance, rule, or regulation; (iii) any regulatory agreement, memorandum of understanding, judgment, order, writ, arbitral award, decree, or injunction known to such counsel and applicable to the Corporation or any of its direct or indirect subsidiaries; or (iv) any mortgage, agreement, lease, commitment, indenture, or other instrument known to such counsel and applicable to the Corporation or any of its direct or indirect subsidiaries. All consents and approvals of the transactions contemplated by this Plan of Merger which, to the best of counsel's knowledge, are required from any person pursuant to any contract or agreement to which the Corporation or any of its direct or indirect subsidiaries is a party or subject, or by which the Corporation or any of its direct or indirect subsidiaries is bound, have been obtained, except as disclosed in the Corporation's Disclosure Statement or in such opinion.

          6.2.11          No Litigation. Except as disclosed in the Corporation's Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending or threatened against or relating to (i) the directors or officers of the Corporation or any of its direct or indirect subsidiaries in their capacities as such; or (ii) the Corporation or any of its direct or indirect subsidiaries, or their respective properties or businesses, which challenges the Merger, or which may result in any liability to the Corporation or any of its direct or indirect subsidiaries which would have a Material Adverse Effect on the Corporation.

          6.2.12          Issuance of Shares Authorized. With respect to ChoiceOne, the shares of ChoiceOne Common Stock to be issued by ChoiceOne as contemplated by this Plan of Merger, and to be delivered to the shareholders of Valley Ridge, are duly authorized, and, when issued, will be legally issued, fully paid, and nonassessable.

                    Such opinion shall also cover such other matters incident to the transactions contemplated in this Plan of Merger as the other party and its counsel may reasonably request. In rendering its opinion, counsel for each Corporation may rely on certificates of governmental officials and officers of the Corporation or any of its direct or indirect subsidiaries.

          6.3          Required Approvals. Valley Ridge and ChoiceOne shall have received:

          6.3.1          Regulatory. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by Valley Ridge and ChoiceOne of their respective obligations under this Plan of Merger and the consummation of the Merger.

          6.3.2          Shareholder. Evidence reasonably satisfactory to it of the requisite approval of Valley Ridge's shareholders of this Plan of Merger and the Merger; provided, however, that, with respect to Valley Ridge, it shall have used all reasonable efforts to obtain such approval.

          6.4          Order, Decree, Etc. Neither ChoiceOne nor Valley Ridge shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          6.5          Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (i) against or relating to either Corporation or their respective subsidiaries or their respective properties or businesses which may result in any liability to that Corporation or its direct or indirect subsidiaries which could have a Material Adverse Effect on that Corporation; or (ii) which challenges the Merger or this Plan of Merger.

          6.6          Tax Matters. ChoiceOne and Valley Ridge shall have received an opinion of Warner Norcross & Judd LLP, reasonably satisfactory in form and substance, substantially to the effect that:

          6.6.1          The Merger of Valley Ridge with and into ChoiceOne will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and ChoiceOne and Valley Ridge will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          6.6.2          The basis of the Valley Ridge assets in the hands of ChoiceOne will be the same as the basis of those assets in the hands of Valley Ridge immediately prior to the Merger.

          6.6.3          No gain or loss will be recognized to ChoiceOne on the receipt by ChoiceOne of the assets of Valley Ridge in exchange for ChoiceOne Common Stock and the assumption by ChoiceOne of the liabilities of Valley Ridge.

          6.6.4          The holding period of the assets of Valley Ridge in the hands of ChoiceOne will include the holding period during which such assets were held by Valley Ridge.

          6.6.5          No gain or loss will be recognized by the shareholders of Valley Ridge who receive shares of ChoiceOne Common Stock in exchange for all of their shares of Valley Ridge Common Stock, except to the extent of any cash received in lieu of a fractional share of ChoiceOne Common Stock.

          6.6.6          The basis of the ChoiceOne Common Stock to be received by shareholders of Valley Ridge will, in each instance, be the same as the basis of the respective shares of Valley Ridge Common Stock surrendered in exchange therefor.

          6.6.7          The holding period of the ChoiceOne Common Stock received by shareholders of Valley Ridge will, in each instance, include the period during which the Valley Ridge Common Stock surrendered in exchange therefor was held, provided that the Valley Ridge Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of Valley Ridge at the Effective Time of the Merger.

          6.7          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

          6.8          Certificate as to Outstanding Shares. Each Corporation shall have received one or more certificates signed by the secretary of the other Corporation on behalf of the other Corporation, certifying the total number of shares of capital stock of the other Corporation issued and outstanding as of the close of business on the day immediately preceding the Closing, all in such form as the Corporation receiving the certificates may reasonably request.

          6.9          Change of Control Waivers. Each Corporation shall have received evidence of the waiver of any material rights and the waiver of the loss of any material rights which may be triggered by the change of control of the other Corporation upon consummation of the Merger under any agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments, all in form and substance reasonably satisfactory to the Corporation receiving such evidence.

          6.10          Fairness Opinions. ChoiceOne shall have received an opinion from Sandler, and Valley Ridge shall have received an opinion from Donnelly, dated approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to such Corporation's shareholders from a financial point of view as of that date and such opinion or opinions shall not have been subsequently withdrawn.

          6.11          Employment and/or Consulting Agreements. ChoiceOne shall have entered into an employment agreement with Mr. Bosserd, a retention bonus agreement with Mr. McHugh, consulting and non-competition agreements with Messrs. Edgar and Karpinski, and a non-competition agreement with Mr. Hansen, on terms acceptable to both ChoiceOne and Valley Ridge. The non-competition agreements would cover the provision of any financial services in Kent, Newaygo, Muskegon, Mecosta, and Ottawa counties and all contiguous counties.

          6.12          Dissenters' Rights. Holders of not more than 10 percent of the then outstanding shares of either Corporation's capital stock shall have made, perfected, and not withdrawn demands for payment for their shares under Section 762 of the Michigan Act.

          6.13          Book Value. With respect to ChoiceOne only, the Book Value of Valley Ridge shall equal or exceed $21,058,344.

ARTICLE VII

ABANDONMENT OF MERGER

                    This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (notwithstanding that approval of this Plan of Merger by the shareholders of Valley Ridge may have previously been obtained) as follows:

          7.1          Mutual Abandonment Prior to Effective Time of the Merger. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the Boards of Directors, or duly authorized committees thereof, of ChoiceOne and Valley Ridge.

          7.2          Rights to Terminate. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of either Valley Ridge or ChoiceOne under any of the following circumstances:

          7.2.1          Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VI (Conditions Precedent to Merger) required to be met by the other party have not been either: (a) met by the other party, notwithstanding such party's best efforts to comply with such covenants; or (b) waived by the Corporation not required to meet such condition.

          7.2.2          Breach of Warranty. One or more of the representations and warranties made by the other party in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material relative to the business, income, or financial condition of such other party and its direct and indirect subsidiaries on a consolidated basis.

          7.2.3          Breach of Covenant. The other party shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, the abandoning Corporation shall have given the other party specific notice of the breach or breaches in writing and the other party shall have not cured such breach or breaches to the reasonable satisfaction the abandoning Corporation within 30 days of receipt of such notice.

          7.2.4          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

          7.2.5          Upset Date. Despite all reasonable efforts by the abandoning Corporation to cause the Merger to become effective, the Merger has not yet become effective on or before March 31, 2007, or, in any event, the Merger has not yet become effective on or before June 30, 2007.

          7.2.6          Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

          7.2.7          No Regulatory Approval. The Federal Reserve Board or its delegate shall have refused to approve the Merger; provided, that ChoiceOne shall have first had the opportunity to initiate and fully pursue its rights to appeal from, or seek judicial review of, any such refusal. In the event of such appeal or review, and if such appeal or review results in a substantial affirmance of such refusal, then for purposes of this Section 7.2.7 such refusal shall be deemed not to have been made until the termination of such appeal or review.

          7.2.8          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to have a Material Adverse Effect on the other Corporation.

          7.2.9          Environmental Conditions. If any environmental conditions are found, suspected, or would tend to be indicated by the environmental assessments (if any) obtained pursuant to the investigation under Section 5.7 (Environmental Investigation) which are contrary to the other party's representations and warranties set forth in Section 3.20 (Environmental Matters), without regard to exceptions contained in the other party's Disclosure Statement, and the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger, and the condition or issue is one for which it is unable to be determined to a reasonable degree of certainty that it would not have a Material Adverse Effect on ChoiceOne as owner or operator of the property involved; provided, that the abandoning party gives the other party 5 days' written notice of its intent to terminate this Plan of Merger pursuant to this Section 7.2.9 (Environmental Conditions).

          7.2.10          Book Value. If ChoiceOne has given notice of termination pursuant to Section 2.6 (Decrease in Valley Ridge's Book Value).

ARTICLE VIII

AMENDMENT AND WAIVER

          8.1          Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of ChoiceOne and Valley Ridge, signed by their respective duly authorized officers, at any time prior to the Effective Time of the Merger.

          8.2          Waiver. Any term or condition of this Plan of Merger may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit of such term or condition, by action taken by the board of directors of such party, or a duly authorized committee thereof. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce that provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be considered or construed as a further or continuing waiver of that condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

          8.3          Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of the parties, their respective subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

ARTICLE IX

MISCELLANEOUS

          9.1          Liability After Termination. In the event the Merger is not consummated and this Plan of Merger is terminated and the Merger is abandoned pursuant to Article VII:

          9.1.1          Continuing Obligations. The obligations of ChoiceOne and Valley Ridge under Sections 5.6.3 (Confidentiality), 5.6.4 (Return of Materials), 9.3 (Expenses), and 9.4 (Termination Fee) shall continue.

          9.1.2          Liability. Neither ChoiceOne nor Valley Ridge shall incur any liability whatsoever under, or pursuant to, this Plan of Merger, except for damages for breach of Sections 4.5 (Competing Proposals), 5.6.3 (Confidentiality) or 5.6.4 (Return of Materials), and except for reimbursement of costs and expenses, if any, provided under Sections 9.3 (Expenses) and 9.4 (Termination Fee).

          9.1.3          Damages for Breach. Neither ChoiceOne nor Valley Ridge shall have any liability for damages or otherwise for breach of a representation and warranty unless such breach was knowing or intentional.

          9.2          Termination of Representations and Warranties. All representations and warranties contained in this Plan of Merger shall expire with, and be terminated and extinguished by, the consummation of the Merger at the Effective Time of the Merger.

          9.3          Expenses. Except as otherwise provided in this Plan of Merger, Valley Ridge and ChoiceOne shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. The costs of printing and all filing fees pertaining to the Registration Statement shall be paid by ChoiceOne. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by Valley Ridge. If the Merger is abandoned pursuant to Article VII for any reason, the aggregate expenses of both ChoiceOne and Valley Ridge incident to the Merger will be allocated to and paid by each Corporation proportionately to the extent that each Corporation's Book Value (as defined below) relates to the sum of the Book Values of the Corporations. For purposes of this Section 9.3 (Expenses), "Book Value" means an amount equal to the difference between the corporation's total assets and total liabilities as determined from the corporation's consolidated balance sheet dated as of December 31, 2005, less all dividends and other distributions of cash or property accrued after December 31, 2005, but not including the Special Dividend.

          9.4          Termination Fee. If and when at any time both an Initial Triggering Event (defined below) and a Subsequent Triggering Event (defined below) shall have occurred prior to the occurrence of a Fee Termination Event (defined below) with respect to a Corporation or any of its direct or indirect subsidiaries, then the Corporation shall pay to the other Corporation (not later than two Business Days after the occurrence of the Subsequent Triggering Event) an amount equal to $1,541,625.00 in immediately available funds (the "Termination Fee").

          9.4.1          Initial Triggering Event. An "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date of this Plan of Merger:

          (a)          The Corporation or any of its direct or indirect subsidiaries, without having received the other Corporation's prior written consent, shall have entered into an agreement to engage in a Business Combination with any person other than the other Corporation or one of its direct or indirect subsidiaries;

          (b)          The board of directors of the Corporation shall have recommended that the shareholders of the Corporation approve or accept any Business Combination other than the Merger;

          (c)          Any person other than the other Corporation or any of its direct or indirect subsidiaries shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Corporation's Common Stock (for purposes of this Plan of Merger, the term "beneficial ownership" has the meaning given that term in Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder);

          (d)          With respect to Valley Ridge, the shareholders of Valley Ridge shall have voted and failed to approve this Plan of Merger and the Merger at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Plan of Merger or shall have been canceled prior to termination of this Plan of Merger, if, prior to such meeting (or if such meeting shall have not been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the shareholders of Valley Ridge shall have been advised that any person (other than ChoiceOne or any of its direct or indirect subsidiaries) shall have made, or shall have an intention to make, a proposal to engage in a Business Combination;

          (e)          With respect to Valley Ridge, the board of directors of Valley Ridge shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to ChoiceOne, its recommendation that the shareholders of Valley Ridge approve the transactions contemplated by this Plan of Merger at any meeting that was held for that purpose, in anticipation of engaging in a Business Combination (other than with ChoiceOne or one of its direct or indirect subsidiaries), or following a proposal to Valley Ridge to engage in a Business Combination, or Valley Ridge or any of its direct or indirect subsidiaries shall have authorized, recommended or proposed (or publicly announced or advised its shareholders of its intention to authorize, recommend or propose) an agreement to engage in a Business Combination with any person other than ChoiceOne or one of its direct or indirect subsidiaries;

          (f)          Any person other than the other Corporation or any of its direct or indirect subsidiaries shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute a Business Combination (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

          (g)          The Corporation shall have willfully breached any covenant or obligation contained in this Plan of Merger in anticipation of engaging in a Business Combination (other than with the other Corporation or any of its direct or indirect subsidiaries), and following such breach the other Corporation would be entitled to terminate this Plan of Merger;

          (h)          Any person other than the other Corporation or one of its direct or indirect subsidiaries shall have filed an application or notice with any federal or state governmental authority or regulatory or administrative agency or commission under the Federal Bank Holding Company Act, or other applicable state or federal banking or savings institution laws or regulations, which application or notice has been accepted for processing, for approval to engage in a Business Combination; or

          (i)          A Fiduciary Event with respect to the Corporation shall have occurred under this Plan of Merger.

          9.4.2          Subsequent Triggering Event. A "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date of this Plan of Merger:

          (a)          The acquisition by any person (other than the other Corporation or any of its direct or indirect subsidiaries) of beneficial ownership of 25% or more of the then outstanding the Corporation Common Stock; or

          (b)          Occurrence of the Initial Triggering Event described in Section 9.4.1(a) except that the percentage referred to in subsection (c) for purposes of defining "Business Combination" in Section 4.5.1 (No Solicitation) shall be 25%.

          9.4.3          Fee Termination Event. Each of the following shall be a "Fee Termination Event." (a) consummation of the Merger at the Effective Time of the Merger; (b) termination of this Plan of Merger in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event; and (c)

the passage of 12 months after termination of this Plan of Merger if such termination follows the occurrence of an Initial Triggering Event.

          9.4.4          Definition of "In Anticipation." In this Plan of Merger, the phrase "in anticipation of engaging in a Business Combination" shall include, without limitation, any action taken by the Corporation's officers or board of directors with respect to a Business Combination after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of the Corporation's management or board of directors concerning a Business Combination that in any way would involve the Corporation or any of the Corporation subsidiaries and such proposal or expression of interest has not been withdrawn at the time of the action.

          9.4.5          Notices. The Corporation shall notify the other Corporation promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event. The giving of such notice by the Corporation shall not be a condition to the right of the other Corporation to payment of the Termination Fee.

          9.5          Notices. Except as otherwise provided in this Plan of Merger, all notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given if delivered or sent and received by facsimile transmission or overnight delivery service (all fees prepaid) as follows:

If to ChoiceOne:	With a copy to:
ChoiceOne Financial Services, Inc.	Warner Norcross & Judd LLP
Attention:	Attention: Jeffrey A. Ott
900 Fifth Third Building
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503
(Fax (616) 222-2170

If to Valley Ridge:	With a copy to:
Valley Ridge Financial Corp.	Varnum, Riddering, Schmidt & Howlett LLP
Attention:	Attention: Harvey Koning
Bridgewater Place
P.O. Box 352
333 Bridge Street, N.W.
Grand Rapids, Michigan 49501-0352
(49504 for deliveries)
(Fax: (616) 336-7000)

          9.6          Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan, without regards to principles of conflicts of laws.

          9.7          Method of Consent or Waiver. Any consent under this Plan of Merger or any waiver of conditions or covenants as may be provided for in this Plan of Merger, subject to all of the other requirements contained in this Plan of Merger, shall be evidenced in writing, properly executed by the Chairman, the President, or one of the Vice Presidents of the consenting or waiving party.

          9.8          Entire Agreement. Except as otherwise expressly provided in this Plan of Merger, this Plan of Merger and the related agreements referred to in this Plan of Merger (including without limitation each Corporation's Disclosure Statement) contain the entire agreement between the parties with respect to the transactions contemplated under this Plan of Merger, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. Neither party has relied upon any statements or representations pertaining to the other party, whether oral or written, other than as provided for in this Plan of Merger, the Valley Ridge Disclosure Statement, or the ChoiceOne Disclosure Statement. The terms and conditions of this Plan of Merger and the related agreements referred to in this Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than the parties to this Plan of Merger any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

          9.9          No Assignment. Neither party may assign any of its rights or obligations under this Plan of Merger to any other person.

          9.10          Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

          9.11          Further Assurances; Privileges. Either party to this Plan of Merger shall, at the request of the other party, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger. Each party shall use reasonable efforts to preserve for itself and the other party each available legal privilege with respect to confidentiality of their negotiations and related communications, including the attorney-client privilege.

          9.12          Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

          9.13          Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

          9.14          "Knowledge" Defined. As used in this Plan of Merger, the term "knowledge" means, with respect to ChoiceOne, or one of its direct or indirect subsidiaries, the actual knowledge of Jon E. Pike, James A. Bosserd, Frank G. Berris, William F. Cutler, Jr, Lewis G. Emmons, Stuart Goodfellow, Bruce A. Johnson, Paul L. Johnson, Linda R. Pitsch, Andrew W. Zamiara, Louis D. Knooihuizen, or Thomas L. Lampen, and, with respect to Valley Ridge, or one of its direct or indirect subsidiaries, the actual knowledge of Jerome Arends, K. Timothy Bull, Richard Edgar, Gary Gust, Ronald Hansen, Robert Humphreys, Robert Karpinski, Michael McHugh, Dennis C. Nelson, or Donald VanSingel.

          9.15          "Material Adverse Effect" Defined. As used in this Plan of Merger, the term "Material Adverse Effect means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on the business, assets, financial condition, results of operations, properties or value of the Corporation and its direct and indirect subsidiaries, taken as a whole. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in generally accepted accounting principles, generally applicable to financial institutions and their holding companies; (b) actions and omissions of a party (or any of its direct or indirect subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses reasonably related to the transaction contemplated in this Plan of Merger incurred or paid without violation of the representations, warranties or covenants in this Plan of Merger.

          9.16          Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon ChoiceOne and Valley Ridge and their respective successors. Nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than ChoiceOne or Valley Ridge any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

          9.17          Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

                    The undersigned have duly executed and acknowledged this Agreement and Plan of Merger as of the date first written above.

CHOICEONE FINANCIAL SERVICES, INC.

By	/s/ James A. Bosserd
James A. Bosserd
Its President and Chief Executive Officer

VALLEY RIDGE FINANCIAL CORP.

By	/s/ Richard L. Edgar
Richard L. Edgar
Its President and Chief Executive Officer

EXHIBIT A

DIRECTORS OF THE SURVIVING CORPORATION

Richard Edgar*
Jerry Arends
Timothy Bull
Gary Gust
Robert Humphreys
Dennis Nelson
Donald VanSingel
James Bosserd
Frank Berris
William F. Cutler, Jr.
Stuart Goodfellow
Paul Johnson
Jon Pike
Andrew Zamiara

*Mr. Edgar shall serve as the initial Chairperson of the Board of Directors until the Surviving Corporation's next annual meeting.

EXHIBIT B

OFFICERS OF THE SURVIVING CORPORATION

President and Chief Executive Officer-James Bosserd
Senior Vice President-Michael McHugh
Senior Vice President-Louis Knooihuizen
Secretary-Linda Pitsch
Treasurer-Tom Lampen

EXHIBIT C

FINANCIAL STATEMENTS CERTIFICATION

I, [Name of Certifying Officer], certify that:

1.

I have reviewed the consolidated financial statements of Valley Ridge Financial Corp. ("Valley Ridge") and its subsidiaries as of and for each of the years ended December 31, 2003, 2004 and 2005, as reported on by Valley Ridge's independent accountants, previously delivered to ChoiceOne Financial Services, Inc., and the consolidated financial statements of Valley Ridge and its subsidiaries as of and for each quarter ended prior to the date of this certification (collectively, the "Valley Ridge Financial Statements");

2.

Based on my knowledge, the Valley Ridge Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Valley Ridge Financial Statements; and

3.

Based on my knowledge, the Valley Ridge Financial Statements fairly present in all material respects the financial condition, results of operations and annual cash flows of Valley Ridge as of, and for, the periods presented in the Valley Ridge Financial Statements.

Date:
[Name of Certifying Officer] [Title of Certifying Officer] Valley Ridge Financial Corp.